Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE KEMPHARM, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO KEMPHARM, INC. IF PUBLICLY DISCLOSED.

COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is entered into as of September 3, 2019 (the “Effective Date”) by and between KEMPHARM, INC., a Delaware corporation, with its principal place of business at 1180 Celebration Blvd., Suite 103, Celebration, FL, 34747 (“KemPharm”) and BOSTON PHARMACEUTICALS HOLDINGS SA, a limited company with its seat in Geneva, Switzerland, registered in the Registrar of Companies of Geneva, Switzerland (“Company”). KemPharm and Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, KemPharm is developing certain proprietary products, including products containing one or more of the compounds serdexmethylphenidate (“SDX”), d-methylphenidate (“d-MPH”), and/or one or more of KemPharm’s proprietary prodrugs of amphetamine, each intended for the treatment of Attention Deficit Hyperactivity Disorder (“ADHD”); and

WHEREAS, Company desires to obtain from KemPharm an exclusive license to develop, manufacture and commercialize certain products currently under development by KemPharm containing one or more of the aforementioned compounds, as well as the right to obtain an exclusive license to certain product candidates under development or to be developed by KemPharm as further described herein, and KemPharm is willing to grant such license and rights to Company, all under the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Act” means, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§262 et seq., as such may be amended from time to time.

1.2 “Additional Product” means (a) KP879, (b) KP922, or (c) any other pharmaceutical product, in any dosage form, formulation, presentation or package configuration that is developed by or on behalf of KemPharm or any of its Affiliates and (i) contains or comprises, in part or in whole, any Compound or (ii) is designed for the treatment of ADHD or any other central nervous system disorder (e.g., SUD).

1.3 “Affiliate” means, with respect to a Person, another Person that controls, is controlled by or is under common control with such Person. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party.

1.4 “Business Day” means a day other than Saturday, Sunday or any day that banks in New York, New York, are required or permitted to be closed.

1.5 “Calendar Year” means the period beginning on January 1 and ending on December 31 of the same year; provided, however, that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same year and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.6 “Change of Control” means with respect to either Party: (a) the sale of all or substantially all of such Party’s assets or business relating to this Agreement; (b) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a person or entity, or group of persons or entities, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Party.

1.7 “CMC Information” means Information related to the chemistry, manufacturing and controls of the Products, as specified by the FDA and other applicable Regulatory Authorities.

1.8 “Combination Product” means a Product that (a) includes one or more active ingredients in addition to a Compound or (b) is combined with one or more products, devices, pieces of equipment or components, but specifically excluding the formulations of KP415 and KP484 in existence as of the Effective Date.

1.9 “Commercialization,” with a correlative meaning for “Commercialize” and “Commercializing,” means all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, and distribution of the Products, including strategic marketing, sales force detailing, advertising, market support, all customer support, product distribution, inventory, quality, production and invoicing and sales activities.

1.10 “Commercially Reasonable Efforts” means, with respect to either Party’s obligations under this Agreement, the carrying out of such obligations with a level of efforts and resources consistent with the commercially reasonable practices of [*****]. For clarity, Commercially Reasonable Efforts will not mean that a Party guarantees that it will actually accomplish the applicable task or objective.

1.11 “Company Competitor” means any company that (itself or through an Affiliate) is developing or commercializing a product that is or could reasonably be expected to be, in competition with any product that Company (itself or through an Affiliate or Sublicensee) is developing or commercializing, including any Competing Product.

1.12 “Company IP” means all Information (including Data and Regulatory Materials) and Patents that (a) become Controlled by Company or its Affiliates during the Term and (b) are generated or used by Company or its Affiliates in connection with the Development, manufacture, or Commercialization of the Products, other than the Licensed Patents and Joint Patents.

1.13 “Competing Product” means [*****].

1.14 “Compound” means SDX, d-MPH, amphetamine and any prodrugs of amphetamine or methylphenidate, and all salts, hydrates, solvates, esters, metabolites, intermediates, stereoisomers, polymorphs, and derivatives of any such compounds, as the context requires.

1.15 “Compulsory License” means a compulsory license under Licensed IP obtained by a Third Party through the order, decree, or grant of a competent Governmental Authority or court, authorizing such Third Party to develop, make, have made, use, sell, offer to sell, import or otherwise exploit a Competing Product or Product in the Field in any country in the Territory.

1.16 “Confidential Information” of a Party means any and all Information, separately or in combination, of such Party that is disclosed to the other Party prior to, or during the Term of this Agreement, whether in oral, written, graphic or electronic form, that by its nature or the circumstances of its disclosure would be understood by a reasonable person to be proprietary or confidential, or that is designated as such in writing such Party.

1.17 “Control,” with a correlative meaning for “Controlled,” means, with respect to any material, Information, or intellectual property right, that a Party (a) owns, or (b) has a license, other than a license granted to such Party under this Agreement, to such material, Information, or intellectual property right and, in each case, has the ability to grant to the other Party access, a license, or a sublicense, as applicable, to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any existing agreement or other arrangement with any Third Party or being obligated to pay any royalties or other consideration therefor, unless the other Party agrees in advance of any grant of rights thereto to pay such royalties or other consideration.

1.18 “Covered” means, with respect to a given product, process, method or service, that a Valid Claim would (absent a license thereunder or ownership thereof) be infringed (whether directly infringed or indirectly by induced or contributory infringement) by the making, using, selling, offering for sale, or importation of such product, process, method or service. With respect to a claim of a pending patent application, “infringed” refers to activity that would infringe or be covered by such Valid Claim if it were contained in an issued patent.

1.19 “Data” means all data generated by or on behalf of a Party or its Affiliate or their respective Sublicensees or subcontractors, as applicable, during the Development of the Products conducted under the Product Development Plan or otherwise. For clarity, Data does not include any patentable Inventions.

1.20 “Development,” with a correlative meaning for “Develop” and “Developing,” means all activities relating to preclinical and clinical trials, toxicology testing, statistical analysis and publication and presentation of study results with respect to the Products, and the reporting, preparation and submission of applications (including any CMC Information) for obtaining, registering and/or maintaining Regulatory Approval of the Products.

1.21 “Facility Agreement” means that certain Facility Agreement, dated as of June 2, 2014 by and between KemPharm and Deerfield Private Design Fund III, L.P. (“DPDF”), as amended, modified, restated or otherwise supplemented from time to time.

1.22 “Facility Agreement Documents” means the Security Agreements (as defined in the Facility Agreement).

1.23 “FDA” means the U.S. Food and Drug Administration and/or any successor entity.

1.24 “Field” means any and all prophylactic, palliative, therapeutic or diagnostic uses in humans.

1.25 “First Commercial Sale” means the first sale of a Product in a country in the Territory to a Third Party after Regulatory Approval has been obtained in such country in the Territory.

1.26 “Generic Product” means, with respect to a particular Product in the Field, any product that (a) is sold by a Third Party that is not a Sublicensee of Company or its Affiliates, or any of their Sublicensees, (b) contains a Compound as an active ingredient, and (c) is approved in reliance, in whole or in part, on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of such Product as determined by the applicable Regulatory Authority, including any product authorized for sale (i) in the U.S. pursuant to Section 505(b)(2) or Section 505(j) of the FFDCA (21 U.S.C. 355(b)(2) and 21 U.S.C. 355(j), respectively), (ii) in the European Union pursuant to a provision of Articles 10, 10a or 10b of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision), or (iii) in any other country or jurisdiction pursuant to all equivalents of such provisions, including any amendments and successor statutes with respect to the subsections (i) through (iii) thereto. A product produced by or on behalf of or authorized by Company, its Affiliates, or its Sublicensees will not constitute a Generic Product (e.g., an authorized generic product).

1.27 “GCP” or “Good Clinical Practices” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA, as they may be updated from time to time.

1.28 “GLP” or “Good Laboratory Practices” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, as they may be updated from time to time.

1.29 “GMP” or “Good Manufacturing Practice” means the then-current good manufacturing practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 110, as they may be updated from time to time.

1.30 “Governmental Authority” means any multi-national, national, federal, state, local, municipal, provincial or other governmental authority of any nature, including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal.

1.31 “Government Official” means (a) any official or employee of any Governmental Authority, or any department, agency, or instrumentality thereof, including without limitation commercial entities owned or controlled, directly or indirectly, by a Governmental Authority, (b) any political party or official thereof, or any candidate for political office, or (c) any official or employee of any public international organization.

1.32 “ICH” means the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use.

1.33 “Information” means any Data, Regulatory Materials, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including know-how, copyrights, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulae, software, algorithms, marketing reports, expertise, technology, test data, including pharmacological, biological, chemical, biochemical, clinical test data and/or data resulting from non-clinical studies, chemistry, manufacturing and/or controls data, stability data and/or other study data and procedures.

1.34 “Initial Product” means KP415 or KP484, as the context requires.

1.35 “Inventions” means any inventions and/or discoveries, including Information, processes, methods, assays, designs, protocols, and formulas, and improvements or modifications thereof, patentable or otherwise, that is generated, developed, conceived or reduced to practice by or on behalf of a Party or its Affiliate or their respective Sublicensees or subcontractors, as applicable, pursuant to activities conducted under this Agreement and that are directly related to the Products, in each case including all rights, title and interest in and to the intellectual property rights therein and thereto; provided, however, that Inventions shall exclude Data.

1.36 “Joint IP” means Joint Know-How and Joint Patents.

1.37 “Joint Know-How” means Information and Inventions that are conceived, discovered, developed or otherwise made or reduced to practice jointly by or on behalf of KemPharm or its Affiliates, on the one hand, and Company or its Affiliates, on the other hand, in each case in the course of performing Development activities hereunder.

1.38 “Joint Patents” means Patents claiming or disclosing Joint Know-How.

1.39 “KemPharm Product Mark” means the trademark selected by KemPharm for KP415 and alternate trade names listed in Exhibit D hereto, including all related logos, URLs and trade dress.

1.40 “KP415” means KemPharm’s product candidate currently known as KP415, which contains [*****], in any dosage form, formulation, presentation or package configuration, alone or in combination with one or more other active pharmaceutical ingredients.

1.41 “KP484” means KemPharm’s product candidate currently known as KP484, which contains [*****], in any dosage form, formulation, presentation or package configuration, alone or in combination with one or more other active pharmaceutical ingredients.

1.42 “KP879” means KemPharm’s product candidate currently known as KP879, which contains [*****], and is being developed as an extended-duration, agonist replacement therapy for the treatment of Stimulant Use Disorder (“SUD”), in any dosage form, formulation, presentation or package configuration, alone or in combination with one or more other active pharmaceutical ingredients.

1.43 “KP922” means one or more product candidates derived from KemPharm’s proprietary prodrugs of amphetamine that are being developed for ADHD and related central nervous system disorders, in any dosage form, formulation, presentation or package configuration, alone or in combination with one or more other active pharmaceutical ingredients.

1.44 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.45 “Licensed IP” means the Licensed Know-How and Licensed Patents.

1.46 “Licensed Know-How” means all Information (including Data and Regulatory Materials) and Inventions that (a) (i) are Controlled by KemPharm or its Affiliates as of the Effective Date or (ii) become Controlled by KemPharm or its Affiliates during the Term, and (b) are necessary or useful for the Development, manufacture or Commercialization of the Products in the Field in the Territory. For clarity, Licensed Know-How includes the Information and Inventions referenced in clause (a) that are necessary or useful for the Development and manufacture of the Compounds associated with any Additional Products or ROFR Products in the Field in the Territory, but does not include KemPharm’s or its Affiliates’ interest in any Joint Know-How.

1.47 “Licensed Patents” means (a) with respect to Patents Controlled by KemPharm or any of its Affiliates as of the Effective Date, the Patents set forth in Exhibit A hereto; (b) with respect to any Patents that become Controlled by KemPharm or its Affiliates during the Term, such Patents that are necessary or useful for Development, manufacture or Commercialization of the Products in the Field in the Territory, such additional Patents to be included on Exhibit A as it may be updated from time to time, provided that a failure to so include a Patent on Exhibit A that otherwise meets the definition of a Licensed Patent shall not preclude such Patent from being deemed a Licensed Patent hereunder. For clarity, when and if Company elects to exercise any Additional Product Option under Section 2.6 or Right of First Refusal under Section 2.7, the definition of Licensed Patents and Exhibit A will be deemed to include all Patents Controlled by KemPharm or its Affiliates during the Term that were not already included in Exhibit A and are necessary or useful for Development, manufacture or Commercialization of the applicable

Additional Product or ROFR Product, respectively, in the Field in the Territory. For further clarity, Licensed Patents includes Patents that become Controlled by KemPharm or its Affiliates during the Term and are necessary or useful for Development or manufacture of the Compounds associated with any Additional Products or ROFR Products in the Field in the Territory, but does not include KemPharm’s and its Affiliates’ interest in any Joint Patents.

1.48 “NDA” means a New Drug Application filed with the FDA required for marketing approval for a Product in the U.S., but excluding pricing approvals.

1.49 “Net Sales” means the gross amounts billed or invoiced by Company or its Affiliates or Sublicensees for sales of the Products to unaffiliated Third Parties, less the following deductions to the extent reasonable and customary, provided to unaffiliated entities and as accrued and adjusted for deductions actually allowed and taken with respect to such sales:

(a) [*****];

(b) [*****];

(c) [*****];

(d) [*****];

(e) [*****];

(f) [*****];

(g) [*****];

(h) [*****]; and

(i) [*****].

Notwithstanding the foregoing, amounts received, billed or invoiced by Company, its Affiliates, their respective Sublicensees for the sale of Product among Company, its Affiliates or their respective Sublicensees shall not be included in the computation of Net Sales hereunder unless the purchasing entity is the end-user. For purposes of determining Net Sales, the Product shall be deemed to be sold when billed or invoiced. Net Sales shall be accounted for in accordance with U.S. GAAP, consistently applied in the Territory. For clarity, a particular item may only be deducted once in the calculation of Net Sales.

With respect to any transfer of any Product in the Territory for any substantive consideration other than monetary consideration on arm’s length terms, for the purposes of calculating the Net Sales under this Agreement, such Product shall be deemed to be sold exclusively for money at the average Net Sales price charged to Third Parties for cash sales in the Territory during the applicable reporting period, or if there were only de minimis cash sales in the Territory, at the fair market value as determined by comparable markets. [*****].

If a Product under this Agreement is sold in the form of a Combination Product, then Net Sales for such Combination Product shall be determined on a country-by-country basis by [*****].

In the event Product is “bundled” for sale together with one or more other products in a country (a “Product Bundle”), then Net Sales for such Product sold under such arrangement shall be determined on a country-by-country basis by [*****].

1.50 “Patents” means (a) pending patent applications, issued patents, utility models and designs; (b) all patents issuing from patent applications of any of the foregoing; (c) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (d) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificate or the equivalent thereof.

1.51 “Person” means an individual, corporation, partnership, limited liability company, limited partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.

1.52 “Pre-Approved CRO” means any of the Third Party contract research organizations listed on Exhibit E hereto, as such list may be amended from time to time by written agreement of the Parties.

1.53 “Product” means any Initial Product, any Additional Product which Company elects to include within the scope of this Agreement pursuant to Company’s exercise of its Additional Product Option in accordance with Section 2.6, or any ROFR Product which Company elects to include within the scope of this Agreement (as it may be amended) pursuant to Company’s exercise of its Right of First Refusal in accordance with Section 2.7, as the context requires. For clarity, for the purposes of this Agreement: different dosage strengths of a given Product using the same formulation shall be considered the same Product; any Product which has a specific formulation shall be considered a different Product when it has a different formulation, even if the two Products are used for the treatment of the same indication; and any Product with a specific formulation which is used for the treatment of a particular indication shall be considered the same Product when it is used for the treatment of a different indication.

1.54 “Proper Conduct Practices” means, each Party and each of its Representatives not, directly or indirectly, (a) making, offering, authorizing, providing or paying anything of value in any form, whether in money, property, services or otherwise to any Government Official, or other Person charged with similar public or quasi-public duties, or to any customer, supplier, or any other Person, or to any employee thereof, or failing to disclose fully any such payments in violation of the laws of any relevant jurisdiction to (i) obtain favorable treatment in obtaining or retaining business for it or any of its Affiliates, (ii) pay for favorable treatment for business secured, (iii) obtain special concessions or for special concessions already obtained, for or in respect of it or any of its Affiliates, in each case which would have been in violation of any applicable Law, (iv) induce the recipient to use his or her influence to affect any government act or decision in connection with the Person’s or its Affiliate’s business or (v) induce the recipient to violate his or her duty of loyalty to his or her organization, or as a reward for having done so; (b) making any unlawful payment to any agent, employee, officer or director of any Person with which it or any of its Affiliates does business for the purpose of influencing such agent, employee, officer or director to do business with it or any of its Affiliates; (c) making any payment in the nature of bribery, fraud, or any other unlawful payment under the applicable Laws of any jurisdiction where it or any of its Affiliates conducts business or is registered; or, (d) if such Person or any of its Representatives is a Government Official, improperly using his or her position as a Government Official to influence the award of business or regulatory approvals to or for the benefit of such Person, its Representatives or any of their business operations, or failing to recuse himself or herself from any participation as a Government Official in decisions relating to such Person, its Representatives or any of their business operations.

1.55 “Regulatory Approval” means all approvals necessary for the commercial sale of a Product in the Field in a given country or regulatory jurisdiction.

1.56 “Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction.

1.57 “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, meeting minutes, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, manufacture, market, sell or otherwise Commercialize the Products in a particular country or jurisdiction.

1.58 “Representatives” means, as to any Person, such Person’s Affiliates and its and their successors, controlling Persons, directors, officers and employees.

1.59 “Serious Material Breach” means any (a) willful or grossly negligent breach by KemPharm of one or more of the following provisions: (i) KemPharm’s grant of rights to Company under Section 2.1, Section 2.6 or Section 2.7; (ii) KemPharm’s confidentiality obligations under Article 12 with respect to the results of Company’s Development of any Product and any material information contained in any registration dossier or submission for any Regulatory Approval for any Product; or (iii) KemPharm’s obligations under Section 2.5 or (b) any rejection of this Agreement by or on behalf of KemPharm as the Bankrupt Party in connection with any Bankruptcy Event. For the avoidance of doubt, a Serious Material Breach will also qualify as a breach of a material obligation for purposes of Section 13.4.

1.60 “Sublicensee” means a Person other than an Affiliate of Company to which Company (or its Affiliate) has, pursuant to Section 2.1(c), granted sublicense rights under any of the license rights granted under Section 2.1(a); provided, that “Sublicensee” shall exclude distributors.

1.61 “Territory” means all countries of the world.

1.62 “Third Party” means any entity other than KemPharm or Company or an Affiliate of either of them.

1.63 “U.S. Dollar” means a U.S. dollar, and “US$” shall be interpreted accordingly.

1.64 “U.S.” means the United States of America, including all possessions and territories thereof.

1.65 “U.S. GAAP” means the generally accepted accounting principles in the U.S., consistently applied.

1.66 “Valid Claim” means a claim of an issued and unexpired Patent which has not lapsed or been revoked, abandoned or held unenforceable or invalid by a final decision of a court or governmental or supra-governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise.

1.67 Additional Definitions: The following table identifies the location of definitions set forth in various Sections of the Agreement:

Defined Terms	Section
DPDF	1.19
Company Sublicense Agreement	2.1(c)
Additional Product Option	2.6
Additional Product Option Period	2.6
Right of First Refusal	2.7
ROFR Product	2.7
CRO	2.10(b)
Alliance Manager	3.1
Joint Steering Committee, or JSC	3.2
Executive Officers	3.5
Product Development Plan, or PDP	4.2
Key Employee	4.3(b)
Development Costs	4.4
Resolution Period	4.8
Pre-Approved CRO	4.9(a)
Pharmacovigilance Agreement	5.7
Remedial Action	5.8
Commercialization Plan	6.2
30/13 Label	8.3
Royalty	8.5(a)
Royalty Term	8.5(b)
Consultation Fee	8.7
Tax Withholding	8.10(c)
VAT	8.10(d)

Defined Terms	Section
Company Patents	9.2(b)
Enforcing Party	9.3(c)
Infringement Actions	9.4
Company Housemarks	9.6(b)
Company Indemnitees	11.1
Losses	11.1
Claims	11.1
KemPharm Indemnitees	11.2
Indemnified Party	11.3
Indemnifying Party	11.3
Term	13.1
Bankruptcy Event	13.5(a)
Bankrupt Party	13.5(b)
Code	13.5(b)
Non-Bankrupt Party	13.5(b)
Payment Assignment	15.5(c)
Payment Assignment Notice	15.5.(c)
Exclusive Period	15.5(c)
Payment ROFR	15.5(c)

ARTICLE 2

LICENSE

2.1 License to Company.

(a) License Grant. Subject to the terms and conditions of this Agreement, KemPharm hereby grants Company an exclusive, even as to KemPharm and its Affiliates, license, with the right to sublicense solely as provided in Section 2.1(c), under the Licensed IP and KemPharm’s or its Affiliates’ rights in any Joint IP, (i) to Develop, market, promote, sell, have sold, offer for sale, import and otherwise Commercialize the Products in the Field in the Territory, and (ii) to manufacture or have manufactured the Products anywhere in the world for use and sale in the Field in the Territory.

(b) KemPharm Retained Rights. Notwithstanding the exclusive rights granted to Company in Section 2.1(a), KemPharm retains the right to practice the Licensed IP and the Joint IP within the scope of the license granted to Company under Section 2.1(a) only in order to perform, or have performed by a Third Party contractor (subject to Section 4.9(a)), KemPharm’s express Development obligations under this Agreement pursuant to the applicable Product Development Plan. For clarity, until such time as any Additional Product is added within the scope of this Agreement pursuant to Company’s exercise of its rights under Section 2.6 or Section 2.7, KemPharm retains the right, subject to Section 2.5, to practice the Licensed IP and the Joint IP to Develop Additional Products.

(c) Sublicense Rights. Company shall have the right, in its sole discretion, to grant sublicenses of the licenses granted in Section 2.1(a), in whole or in part to any of its Affiliates and through one or more tiers of Sublicensees. Company shall, within [*****] days after granting any sublicense under Section 2.1(a), notify KemPharm of the grant of such sublicense and provide KemPharm with a true and complete copy of the sublicense agreement with a Sublicensee (each, a “Company Sublicense Agreement”), provided, that Company may redact from each such Company Sublicense Agreement all provisions that are not relevant to Company’s performance hereunder. For the avoidance of doubt, Company will not be required to provide KemPharm with a copy of any Company Sublicense Agreement between Company and any of its Affiliates. Unless agreed to in writing by KemPharm, each Company Sublicense Agreement shall be consistent with the terms and conditions of this Agreement, and Company shall be solely responsible for all of its Affiliates’ and Sublicensees’ activities thereunder and any and all failures by its Affiliates and Sublicensees to comply with the terms of this Agreement in connection with their exercise of any of the rights or licenses granted to Company hereunder.

2.2 Non-Exclusive Cross-Licenses. Each Party hereby grants the other Party a royalty-free, perpetual, worldwide, non-exclusive license, with the right to grant further sublicenses (through multiple tiers), under such Party’s rights and interest in the Joint IP, to research, develop, make, have made, sell and otherwise commercially exploit compounds and products other than the Compounds and Products.

2.3 Negative Covenant. Company covenants that it will not, and further that it will not authorize any of its Affiliates or Sublicensees to, use or practice any Licensed IP outside the scope of the license granted to it under Section 2.1(a). In addition, each Party covenants that it will not, and further that it will not authorize any of its Affiliates or sublicensees to, use or practice any Joint IP outside the scope of the license granted to it under Section 2.2.

2.4 No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party.

2.5 Exclusivity.

(a) Subject to Section 2.5(b), Section 2.5(c) and Section 2.5(d), during the Term of this Agreement neither Party shall, directly or indirectly, either by itself or through its Affiliates or any arrangement, or series of arrangements, with a Third Party, develop and/or commercialize any Competing Product in the Territory. In addition, [*****] shall ensure that [*****].

(b) Notwithstanding anything to the contrary in this Agreement, the restrictions placed on Company’s Affiliates in Section 2.5(a) will not apply to [*****] or to any Third Party that (i) controls, is controlled by or under common control with [*****] and (ii) is [*****]; and provided, further, that [*****].

(c) Notwithstanding anything to the contrary in this Agreement, the restrictions placed on a Party and its Affiliates in Section 2.5(a) (the relevant restricted Party, the “Restricted Party”), will not apply to any Third Party that is [*****], provided that [*****].

(d) Notwithstanding anything to the contrary in this Agreement, the restrictions placed on a Restricted Party and its Affiliates in Section 2.5(a) will not apply to a Restricted Party or any of its Affiliates to the extent such Party or any of its Affiliates acquires, through an equity or asset purchase, merger, consolidation, license or other transaction (other than a Change of Control), in each case, whether in a single transaction or a series of related transactions, a Competing Product (other than in a transaction or series of transactions where [*****] of such transaction or series of transactions), provided that [*****]; and provided, further, that the Restricted Party or its Affiliate, as the case may be, either (i) [*****] with respect to [*****], or (ii) [*****] for the remainder of the period in Section 2.5(a). Such Restricted Party shall not be in violation of Section 2.5(a), provided that such Restricted Party or its Affiliate complies with [*****], on the one hand, and the [*****], on the other hand, and the [*****].

2.6 Additional Product Option. KemPharm hereby grants to Company an exclusive option to include Additional Products as Product(s) under this Agreement (the “Additional Product Option”). KemPharm shall keep Company reasonably informed as to its Development of each Additional Product through completion of Phase 1 proof-of-concept study of such Additional Product. Upon completion of such a study, KemPharm shall provide Company with a report and data package setting forth the results of such study in the form of Exhibit C hereto. KemPharm and Company shall negotiate in good faith regarding the economic terms of such Additional Product, and Company may exercise the Additional Product Option with respect to an Additional Product by delivering a written exercise notice to KemPharm within [*****] days after the receipt of such report and data package for such Additional Product (the “Additional Product Option Period”). If KemPharm and Company reach agreement on the terms for such Additional Product and Company timely exercises the applicable Additional Product Option, such Additional Product shall automatically be deemed a Product and licensed to Company under the terms and conditions of this Agreement, as amended to incorporate the negotiated terms for such Additional Product as mutually agreed between KemPharm and Company. For clarity, the scope of the exclusive license under Section 2.1(a), as applied to any Additional Product that becomes a Product pursuant to this Section 2.6 shall include the right to Develop and manufacture any Compound associated with such Additional Product in the Field in the Territory. If Company fails to exercise the applicable Additional Product Option before the expiration of the applicable Additional Product Option Period, then KemPharm shall have the right to continue the Development and Commercialization of such Additional Product, either on its own or in collaboration with a Third Party.

2.7 Right of First Refusal. Without limiting any Company’s rights or KemPharm’s obligations under Section 2.6, KemPharm hereby grants Company a right of first refusal (“Right of First Refusal”) to acquire, license, and/or commercialize any Additional Product for which Company does not elect the Additional Product Option (each, a “ROFR Product”), respectively, and such right of first refusal may be exercised only once for each ROFR Product and shall expire upon acceptance of the NDA for each such ROFR Product. Company’s Right of First Refusal shall be available for a period of no greater than [*****] Business Days following receipt of written notice from KemPharm of the existence of a bona fide offer to acquire, license, and/or commercialize any such ROFR Product from a Third Party. KemPharm shall disclose the material terms of the offer to Company. If Company exercises its Right of First Refusal and agrees to acquire, license and/or commercialize such ROFR Product on the same economic terms as offered by such Third Party, then the ROFR Product will be deemed a Product and licensed to Company under the terms and conditions of this Agreement, except that the Parties will amend this Agreement as appropriate to incorporate the economic terms offered by such Third Party. If Company fails to exercise its Right of First Refusal to acquire, license, and/or commercialize such ROFR Product on the same economic terms as offered by such Third Party, then, for example, KemPharm, its Affiliates, third party licensee or purchaser may commercialize such ROFR Product.

2.8 Cooperation. If Company exercises any of its rights under Sections 2.6 or 2.7, KemPharm shall, at its own cost and expense, provide Company with reasonable assistance and with access, including via an electronic data room, to all Information (e.g., Regulatory Materials, Data and reports associated with any clinical trial) Controlled by KemPharm which is related to any Additional Product or ROFR Product and is reasonably requested by Company in connection with its evaluation of any Additional Product Option under Section 2.6 or any Right of First Refusal under Section 2.7.

2.9 Confirmatory License. KemPharm shall, if requested to do so by Company, immediately enter into a confirmatory license in the form reasonably requested by Company for purposes of recording the licenses granted under this Agreement with such patent offices or other Regulatory Authorities as Company considers appropriate.

2.10 Technology Transfer.

(a) KemPharm will transfer to Company all Licensed Know-How and Information in KemPharm’s possession and Control as of the Effective Date, including, without limitation, any and all clinical data and manufacturing Information related to the Initial Products, as soon as reasonably practicable after, but in no event later than [*****] days following, the Effective Date. During the Term, KemPharm shall provide to Company full and prompt disclosure, but in no event less frequently than [*****] and, at a minimum, within [*****] days following the data on which an NDA is submitted for any Initial Product, of any Information that becomes Controlled by KemPharm or any of its Affiliates after the Effective Date and that is necessary or useful to Company to conduct its activities or exercise its rights as contemplated hereunder and shall, promptly following such disclosure, transfer to Company such Information. The transfer of Information contemplated in this Section 2.10(a) shall occur in a format specified by Company and in an orderly fashion and in a manner such that the value, usefulness and confidentiality of the transferred Licensed Know-How is preserved in all material respects. Company will reimburse KemPharm for any costs it incurs in connection with the activities set forth in this Section 2.10(a) in accordance with Section 4.4.

(b) Without limiting any of KemPharm’s obligations under Section 2.10(a), KemPharm hereby irrevocably authorizes and directs all contract research organizations (each, a “CRO”) now or hereafter providing Development services on KemPharm’s behalf with respect to any Products to make available and provide to Company, upon request, any and all Product-related Information in such CRO’s possession or control. Within [*****] days after the Effective Date, KemPharm will deliver a written notice to each CRO currently providing Development services on its behalf with respect to any Products directing and authorizing such CRO to provide and make available the aforementioned Information to Company upon request and designating Company as an intended Third Party beneficiary of the terms contained in such notice. Thereafter KemPharm will provide Company, at [*****] cost and expense, with such other reasonable assistance and cooperation as may be requested by Company to enable it to access and receive the aforementioned Information from KemPharm’s CROs.

ARTICLE 3

GOVERNANCE

3.1 Alliance Managers. Within [*****] days after the Effective Date, each Party shall appoint and notify the other Party of the identity of a representative having the appropriate qualifications, including a general understanding of pharmaceutical development and commercialization issues, to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the primary contact points between the Parties for the purpose of providing each Party with information on the progress and results of the Development, manufacture and Commercialization of the Initial Products under this Agreement. The Alliance Managers shall also be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties with respect to the Initial Products. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.

3.2 JSC. Within [*****] days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) to oversee the Development of the Products under this Agreement. The role of the JSC shall be:

(a) to review, discuss and approve the Product Development Plan for each Initial Product, and amendments thereto;

(b) to oversee the implementation of the Product Development Plan for each Initial Product and to coordinate the Parties’ activities under each respective Product Development Plan;

(c) to establish, implement and oversee the plan related to the transfer from KemPharm to Company of all Information and agreements necessary or useful for the manufacturing and supply of the Products to Company, including, to the extent possible, KemPharm’s assignment of any of its existing agreements with Third Party manufacturers for any of the Compounds or the Products to Company or its designee;

(d) to monitor and coordinate all regulatory actions, communications and submissions for the Initial Products under the applicable Product Development Plan; and

(e) to perform such other functions related to the Development of the Initial Products as agreed to in writing by the Parties.

3.3 Members. The JSC shall be comprised of an equal number of representatives from each Party. Each Party’s representatives shall be an officer or employee of such Party or its Affiliate having sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. The JSC may change its size from time to time by mutual consent of its representatives, and each Party may replace its representatives at any time upon written notice to the other Party. Each Party shall appoint one (1) of its representatives on the JSC to act as the co-chairperson of the JSC. The role of the co-chairpersons shall be to convene and preside at the JSC meetings and to ensure the circulation of meeting agendas at least [*****] days in advance of JSC meetings and the preparation of meeting minutes as set forth in Section 3.4, but the co-chairpersons shall have no additional powers or rights beyond those held by other JSC representatives.

3.4 Meetings. The JSC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than [*****] prior to the receipt of the first Regulatory Approval for any Product in the U.S. or less frequently than [*****] after the receipt of the first Regulatory Approval for any Product in the U.S. Either Party may also call a special meeting of the JSC, by videoconference or teleconference, by giving at least [*****] Business Days prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, and such Party shall provide the JSC no later than [*****] Business Days prior to the special meeting with materials reasonably adequate to enable an informed decision regarding such matter. The JSC may meet in person, by videoconference or by teleconference. All JSC meetings shall be conducted in English and all communications under this Agreement shall be in English. The co-chairpersons shall be responsible for preparing reasonably detailed written minutes of the JSC meetings that reflect, without limitation, all material decisions made at such meetings. The co-chairpersons shall send draft meeting minutes to each representative of the JSC for review and approval within [*****] Business Days after the JSC meeting. Such minutes shall be deemed approved unless one or more JSC representatives object to the accuracy of such minutes within [*****] Business Days of receipt.

3.5 Decision Making. The JSC shall strive to seek consensus in its actions and decision-making process and all decisions by the JSC shall be made by consensus, with each Party having collectively one (1) vote in all decisions. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the representatives of the Parties cannot reach an agreement as to such matter within [*****] Business Days after such matter was brought to the JSC for resolution, such disagreement shall be referred to the Chief Executive Officer of KemPharm and the President of Company (the “Executive Officers”) for resolution. If the Executive Officers cannot resolve such matter within [*****] Business Days after such matter has been referred to them, then [*****] shall have the final decision making authority with respect to such matter.

3.6 Limitation of JSC Authority. The JSC shall only have the powers expressly assigned to it in this Article 3 and elsewhere in this Agreement and shall not have the authority to: (a) modify or amend the terms or conditions of this Agreement; (b) waive or determine either Party’s compliance with the terms and conditions of under this Agreement; or (c) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement.

3.7 Discontinuation of JSC. The activities to be performed by the JSC shall solely relate to governance under this Agreement and are not intended to be or involve the delivery of services. Unless the Parties agree to discontinue the JSC earlier, the JSC shall continue to exist during the Term of this Agreement, unless and until [*****] elects, by issuance of written notice to [*****], to discontinue the JSC at any time after the [*****] anniversary of the date on which the first Regulatory Approval for any Product in the U.S. was received. Once its existence is discontinued, the JSC shall have no further obligations under this Agreement and, thereafter, the Alliance Manager for each Party shall coordinate the exchange of information between the Parties, subject to the other terms and conditions of this Agreement.

ARTICLE 4

DEVELOPMENT

4.1 Overview. Subject to the terms and conditions of this Agreement, the Parties will collaborate in the Development of the Initial Products in the U.S. under the direction of the JSC and in accordance with the applicable Product Development Plan, as set forth in more detail within this Article 4.

4.2 Product Development Plan. The Development of each Initial Product in the U.S. under this Agreement shall be conducted pursuant to a written development plan agreed to by the Parties (the “Product Development Plan” or “PDP”). The PDP shall contain in reasonable detail all Development work with respect to an Initial Product required to achieve NDA approval by the FDA of such Initial Product, including anticipated timeline and detailed budget for such work. As of the Effective Date, the Parties have agreed on the initial PDP for KP415, which is attached hereto as Exhibit B. A PDP shall be developed and reviewed by the JSC for KP484, if the Parties agree to Develop it together hereunder, based on the timing to be determined by the JSC. Each Party shall use Commercially Reasonable Efforts to perform the

Development activities assigned to such Party under the applicable PDP. If either Party proposes a change to a PDP, including to the scope of activities, timelines and/or budget associated therewith, the other Party will reasonably and in good faith consider and discuss with the proposing Party the proposed change. The Parties acknowledge that a change to an existing PDP may result in delays to the completion of a particular study or PDP, additional fees being charged to Company, or less fees being paid to KemPharm, and that any such changes, including any changes to the budgeted amount resulting therefrom, must be agreed upon by the Parties before the commencement of any services related to the proposed changes, in which case the Parties shall update PDP. For clarity, absent such agreement by the Parties, the applicable PDP will proceed in accordance with the then-current terms, without the proposed modification(s).

4.3 Development Responsibilities.

(a) Subject to the oversight of the JSC and except as otherwise agreed by the Parties or as set forth in Section 4.8, KemPharm shall be responsible for the coordination, performance, and payment of all Development work set forth on Exhibit B, including the conduct of clinical trials on behalf of Company, that is required to obtain NDA approval of the Initial Products by the FDA in the U.S. in accordance with the applicable PDP. For the avoidance of doubt, the Parties acknowledge and agree that both the renal and hepatic impairment pharmacokinetic clinical studies referenced in the PDP attached as Exhibit B hereto as of the Effective Date are required to be conducted by KemPharm prior to NDA approval of KP415 by the FDA in the U.S., unless the Parties mutually agree that new information conveyed to the Parties renders the renal and hepatic impairment pharmacokinetic studies unrequired. KemPharm will perform and conduct the activities set forth in the PDP with personnel who are appropriately qualified and possess at least the level of skill and experience that KemPharm’s personnel engaged in discovery, research and other development activities for KemPharm’s other programs possess. Company shall have the right to participate, whether directly or through a representative, in all internal meetings and teleconferences led by KemPharm related to the Development of any Product pursuant to a PDP, [*****]. Without limiting the foregoing, KemPharm will use Commercially Reasonable Efforts to perform all activities set forth in the PDP through completion thereof and within the specific timeframes and budgets for performance contemplated therein. Company shall have the exclusive right, and sole responsibility and decision-making authority, to research and Develop the Compounds and Products in any and all countries outside the U.S. (and in the U.S. as provided in Section 4.8), including the right and responsibility to conduct (either itself or through its Affiliates, agents, subcontractors and/or Sublicensees) all clinical and non-clinical studies Company believes appropriate to obtain Regulatory Approval for Products in the Field in any and all countries outside the U.S. Company shall also have the exclusive right, and sole responsibility and decision-making authority to conduct all Development of Products, including clinical and non-clinical studies of Products in the U.S. and any “phase IV post-marketing” or similar studies required by the FDA following Regulatory Approval of any Product, which are not expressly contemplated in a PDP.

(b) For the purpose of performing its Development obligations under this Agreement during the Term and without limiting any of its obligations under Section 4.3(a), KemPharm shall endeavor to maintain certain key employees under its employ during the Term, which are listed in Exhibit F attached hereto (each a “Key Employee”). Further, KemPharm shall not dismiss, terminate, or otherwise separate from its employ any Key Employee, except in the case of termination for cause as defined in the employment agreement by and between KemPharm and such Key Employee, without the prior written consent of Company, such consent not to be unreasonably withheld.

4.4 Development Cost. Subject to Section 4.8, Company shall be responsible for and shall reimburse KemPharm for all out-of-pocket actual Third Party costs paid by KemPharm after the Effective Date in the Development of the Products, including any costs incurred under Section 5.4 and/or Consultation Fees to KemPharm as provided in Section 8.7 for Development activities performed or managed by employees of KemPharm, in accordance with the applicable PDP approved by the JSC and the budget set forth therein (“Development Costs”). Notwithstanding the foregoing, as of the Effective Date, the total amount of KemPharm’s Development Costs to be incurred in connection with its Development of KP415 pursuant to the applicable PDP after the Effective Date that will be reimbursed by Company, including the costs anticipated to be incurred related to establishing a second production site for the API for KP415 (SDX) and the costs of the related technology transfer and regulatory filings with the FDA and Consultation Fees, shall not exceed [*****]. Unless otherwise agreed by the Parties pursuant to Section 4.2, KemPharm shall be responsible, at its own cost and expense, for any and all internal and out-of-pocket costs or expenses in excess of [*****] which are required to be incurred by KemPharm to complete its obligations under the initial PDP. For clarity, unless otherwise agreed by the Parties, any out-of-pocket costs or expenses in excess of [*****] which are incurred by KemPharm in connection with its performance of any additional Development activities requested by Company and agreed to by KemPharm in accordance with Section 4.2 will be reimbursed by Company. Company shall be responsible for its own cost, both internal and out-of-pocket, incurred in connection with the Development of the Products.

4.5 Ownership of Information; Regulatory Materials. As between the Parties, Company shall own all of the Information generated from the Development of the Products under this Agreement and the applicable Compounds for such Products, whether conducted by or on behalf of Company or KemPharm, and Regulatory Materials derived from the Development of the Products under this Agreement. KemPharm hereby assigns, and shall take such other steps as are needed to assign, to Company all right, title and interest in, to and under such Information and Regulatory Materials.

4.6 Development Records. Each Party shall maintain complete and accurate records (in the form of technical notebooks and/or electronic files where appropriate) of all work conducted by it under the PDP and all Information resulting from such work. Such records, including any electronic files where such Information may also be contained, shall fully and properly reflect all work done and results achieved in the performance of the PDP in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party shall have the right to review and copy such records maintained by the other Party at reasonable times and to obtain access to originals to the extent needed for patent or regulatory purposes or for other legal proceedings.

4.7 Development Reports.

(a) Each Party shall provide the JSC with written reports summarizing its Development activities under any existing PDP and the results of such activities at each regularly scheduled JSC meeting. The Parties shall discuss the status, progress and results of each Party’s Development activities under any existing PDP at the JSC meetings. In addition, as soon as reasonably practicable after completion of the activities under a PDP, or after takeover by Company of the activities performed by KemPharm under a PDP pursuant to Section 4.8 (if any), KemPharm will deliver to Company, at KemPharm’s cost and expense, within [*****] days following such completion/takeover, a copy of all Information and Regulatory Materials resulting from KemPharm’s activities under the PDP that is in KemPharm’s possession. KemPharm shall use reasonable efforts to cause the subcontractors who perform activities under the PDP on its behalf to promptly deliver to it a copy of all Information and Regulatory Materials that such subcontractors generate in the course of performing those activities.

(b) Within [*****] days after the end of each Calendar Year during the Term of the Agreement, Company shall provide KemPharm with a written report which summarizes, at a high level, the Development activities performed by or on behalf of Company or any of its Affiliates or Sublicensees with respect to any Product outside the United States during such Calendar Year, including any clinical results achieved.

4.8 Assumption of Development Responsibilities. Without limiting any of its other rights under this Article 4 or elsewhere in this Agreement, Company reserves the right to take over responsibility for any activities performed by KemPharm (a) under a specific PDP if Company reasonably determines that KemPharm is not able to complete such activities within the required timeframe and that KemPharm’s inability to do so is likely to have an adverse effect on Company’s Development and/or Commercialization of the Product subject to such PDP, (b) under any and all existing PDPs if (i) there is a Change of Control of KemPharm or (ii) in the event a Bankruptcy Event occurs or, in Company’s reasonable determination, is more likely than not to occur with respect to KemPharm. Company shall provide written notice to KemPharm of Company’s election to assume responsibility pursuant to clause (b)(i) within [*****] days following a Change of Control of KemPharm. Company shall provide written notice to KemPharm of any determination of the type referenced in clauses (a) or (b)(ii), including the reasons and conditions which gave rise to such determination, and KemPharm shall have [*****] days from the date of receipt to resolve such conditions to the satisfaction of Company (the “Resolution Period”). If, after the expiration of the Resolution Period, Company determines that such reasons or conditions remain, then Company may exercise its right to take over responsibility for KemPharm’s activities, including but not limited to the conduct of regulatory activities under Article 5 of this Agreement, under any or all existing PDPs. If Company takes over responsibility for KemPharm’s activities under any PDP(s) pursuant to this Section 4.8, then KemPharm shall promptly (A) transfer and assign to Company in accordance with Section 4.5 any Information and Regulatory Materials resulting from its performance of the activities under the applicable PDP(s) as contemplated in Section 4.3 above and, at Company’s request, assign to Company any Third Party sub-contract agreements entered into by KemPharm relating to those activities and (B) take all actions that may be reasonably requested by Company for purposes of effectively teaching and transferring to Company the methods, steps, techniques and processes that Company reasonably needs to follow or know in order to practice or use effectively any or all of the Licensed IP in the performance of such activities. All out-of-pocket costs and expenses incurred by KemPharm in connection with the transfer of the activities under any PDP(s) to Company hereunder shall be borne by KemPharm. For the avoidance of doubt, no reimbursable Development Costs under Section 4.4 shall accrue following the completion of the takeover by Company. For the avoidance of doubt, ownership of any Patents, Information or Inventions developed or conceived by Company in the performance of any activities conducted following a takeover hereunder shall be determined according to Section 9.1.

4.9 Subcontracts.

(a) Other than to a subcontractor that is listed in Exhibit E attached hereto as of the Effective Date (each a Pre-Approved CRO), KemPharm shall not subcontract to Third Parties portions of any activities to be performed by it under any PDP or contract with consultants to provide services specifically relating to such activities without the prior written consent of Company, which consent shall not be unreasonably withheld. In any event, each subcontractor shall enter into an agreement with KemPharm requiring such subcontractor (i) to maintain all Confidential Information in confidence and (ii) to comply in all material respects with all requirements of applicable Laws, together with all applicable GLP, GMP and GCP. KemPharm shall negotiate and execute such agreements, as applicable, at its expense, and shall supervise and be responsible under this Agreement for such subcontracted work. All such subcontracts shall be consistent with the terms of this Agreement. When entering into agreements with Third Party subcontractors after the Effective Date pertaining to the performance of activities contemplated in any PDP, KemPharm shall use reasonable efforts to obtain the right to assign such agreements to Company or its Affiliates without the prior consent of the Third Party subcontractor. Any subcontract, granted or entered into by KemPharm, as contemplated by this Section 4.9(a), of the exercise or performance of all or any portion of the rights or obligations that KemPharm may have under this Agreement shall not relieve KemPharm from any of its obligations under this Agreement, except to the extent that such obligations are performed by such subcontractor in a manner consistent with KemPharm’s obligations under this Agreement. KemPharm shall be responsible for the acts and omissions of its subcontractors in connection with their performance of any of KemPharm’s obligations or exercise of any of KemPharm’s rights hereunder and any material breach by a subcontractor may be imputed to KemPharm.

(b) Company may exercise any of its rights or perform any of its obligations under this Agreement (including any of the rights granted in Section 2.1) by subcontracting the exercise or performance of all or any portion of such rights and obligations on Company’s behalf. Any subcontract granted or entered into by Company as contemplated by this Section 4.9(b) of the exercise or performance of all or any portion of the rights or obligations that Company may have under this Agreement shall not relieve Company from any of its obligations under this Agreement.

ARTICLE 5

REGULATORY MATTERS

5.1 Regulatory Responsibilities. Subject to the terms and conditions of this Agreement, including the oversight by the JSC, KemPharm will be responsible for the conduct of all regulatory activities required to obtain NDA approval by the FDA of the Initial Product(s) subject to a PDP, including drafting and submitting the NDA for such Initial Product(s) on behalf of and in the name of Company; provided, however, that Company shall be the sponsor of any clinical trials conducted by KemPharm on behalf of Company after the Effective Date.

Immediately upon submission of an NDA to the FDA for approval of any Initial Product, the Company shall be automatically deemed to own, and KemPharm will be deemed to have automatically assigned to Company, without any further action required by the Parties, such NDA, along with all other associated Regulatory Materials submitted by the Parties to the FDA in connection therewith. Upon request, KemPharm shall promptly take such steps and execute such other documentation as may be requested by Company to document Company’s ownership of the NDA and such other Regulatory Materials. Following FDA approval an NDA for an Initial Product, Company shall be responsible for the conduct of all regulatory activities for such Initial Product. As between the Parties, Company shall be solely responsible for and shall have all decision-making control authority over the conduct of all regulatory activities for all other Products on a worldwide basis and for the Initial Product(s) subject to a PDP outside the U.S.

5.2 Regulatory Information Sharing. Each Party shall provide the JSC with drafts of all Regulatory Materials prepared by such Party for the Initial Product(s) being developed under a PDP in the U.S. for review and comment by the JSC, prior to the submission of such documents to the FDA and shall consider in good faith any comments received from the JSC. Without limiting the foregoing, the Parties shall work together to prepare and submit the NDA filing in the U.S. for the Initial Product(s) being developed under any PDP on behalf of, and in the name of, Company. Each Party shall also promptly provide the JSC and the other Party with copies of all Regulatory Materials for the Initial Product(s) being developed under a PDP which are submitted to or received from the FDA in the U.S.

5.3 Meetings with Regulatory Authorities. Subject to Section 4.8, KemPharm shall lead all interactions with Regulatory Authorities in the U.S. with respect to the Initial Product(s) being developed under a PDP through NDA approval by the FDA. Thereafter, Company shall lead all interactions with Regulatory Authorities with respect to such Initial Product(s). Company shall lead all interactions with Regulatory Authorities in the Territory with respect to all other Products. At each regularly scheduled JSC meeting, each Party shall provide the other Party with a list and schedule of any in-person meeting or teleconference with the applicable Regulatory Authorities, or related advisory committees, in the U.S., planned for the next calendar quarter that relates to any such Initial Product in the Field. In addition, each Party shall notify the other Party as soon as reasonably possible, but in no event later than [*****], after such Party becomes aware of any additional such meetings or teleconferences that become scheduled for such calendar quarter. Each Party shall provide all reasonable assistance requested by the other Party to prepare for any such meeting or teleconference. To the extent permitted by applicable Laws, Company shall have the right to participate, whether directly or through a representative, in all such meetings and teleconferences with the FDA which are led by KemPharm, at Company’s own cost.

5.4 Regulatory Costs. In accordance with, and subject to the limitations set forth in Section 4.4, Company shall be responsible for all out-of-pocket Third Party costs incurred by KemPharm in connection with the preparation and filing of any and all Regulatory Materials pertaining to the Initial Products in the Field in the U.S. and/or Consultation Fees to KemPharm as provided in Section 8.7 for regulatory activities performed or managed by employees of KemPharm or its Affiliates in accordance with the PDP approved by the JSC and the budget set forth therein. Company shall be responsible for its own cost, both internal and out-of-pocket, incurred in connection with the preparation and filing of any and all Regulatory Materials pertaining to the Products.

5.5 Right of Reference to Regulatory Materials. Company hereby grants KemPharm the right of reference to all Regulatory Materials pertaining to the Products submitted by or on behalf of Company, its Affiliates and its Sublicensees. KemPharm may use such right of reference solely for the purpose of seeking, obtaining and maintaining Regulatory Approval of any Additional Product or ROFR Product for which Company has not elected to exercise the Additional Product Option or Right of First Refusal, respectively, both inside and outside the Territory.

5.6 Notification of Threatened Action. Each Party shall immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from any Third Party, including without limitation a Regulatory Authority, which may affect the Development, manufacture, Commercialization or regulatory status of any Product. Upon receipt of such information, if the JSC is still in existence as of such date, the Parties shall refer such matter to the JSC for discussion and resolution.

5.7 Adverse Event Reporting and Safety Data Exchange. No later than [*****] days after the Effective Date, the Parties shall enter into a written pharmacovigilance agreement (the “Pharmacovigilance Agreement”) for any products (including any Initial Products) containing SDX. These responsibilities shall include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange, as between the Parties, of adverse event reports, pregnancy reports, and any other information concerning the safety of such products. Such guidelines and procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under applicable Laws. Furthermore, such agreed procedure shall be consistent with relevant ICH guidelines, except where said guidelines may conflict with existing local regulatory reporting safety reporting requirement, in which case local reporting requirement shall prevail. The Pharmacovigilance Agreement shall provide for a global safety database for all products containing SDX, including any Initial Products containing SDX, to be maintained by Company [*****]. As between the Parties, Company shall be responsible for preparing and filing with Regulatory Authorities in the Territory all adverse event reports and responses to safety issues and requests of Regulatory Authorities relating to such products in the Territory. KemPharm shall be responsible for reporting quality complaints, adverse events and safety data related to such Initial Products to Company for inclusion in the global safety database. Each Party hereby agrees to comply with its respective obligations under such Pharmacovigilance Agreement and to cause its Affiliates and permitted licensees and Sublicensees, as applicable, to comply with such obligations.

5.8 Remedial Actions. Each Party will notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Product may be subject to any recall, corrective action or other regulatory action taken by virtue of applicable Laws (a “Remedial Action”). The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Company shall have sole discretion with respect to any matters relating to any Remedial Action in the Territory, including the decision to commence such Remedial Action and the control over such Remedial Action in the Territory, at its cost and expense. Each Party shall provide the other Party, at the other Party’s expense, with such assistance in connection with a Remedial Action as may be reasonably requested by such other Party.

ARTICLE 6

COMMERCIALIZATION

6.1 Overview. As between the Parties, Company will have the exclusive right, and be solely responsible for and have operational and decision-making control and authority over all aspects of the Commercialization of the Products in the Field in the Territory, including: (a) negotiating with applicable Governmental Authorities regarding the price and reimbursement status of the Products; (b) marketing, advertising and promotion; (c) booking sales and distribution and performance of related services; (d) handling all aspects of order processing, invoicing and collection, inventory and receivables; (e) all aspects of monitoring manufacturing quality, including audits, remediation plans and related activities, (f) providing customer support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures to applicable Laws relating to the marketing, detailing and promotion of the Products in the Field in the Territory. As between the Parties, Company shall be responsible for all of the costs and expenses incurred by or on behalf of Company in connection with such Commercialization activities.

6.2 Commercialization Plan.

(a) General. Company shall Commercialize KP415 in the Field in the Territory pursuant to a commercialization plan (the “Commercialization Plan”). The Commercialization Plan shall include (i) a high-level, summary description of all key strategic decisions, implementation tactics and pre-launch and post-launch activities and (ii) a high-level, summary description of Company’s, its Affiliates’ and their respective Sublicensees’ planned Commercialization activities for the Products in the Territory for the next Calendar Year.

(b) Initial Plan and Amendments. No later than [*****] months before the anticipated NDA approval of KP415 by the FDA, Company shall prepare, and shall provide KemPharm for review and discussion, the initial Commercialization Plan. Thereafter, no later than [*****] of each Calendar Year, Company shall provide KemPharm with a copy of the then-current version of such Commercialization Plan to cover the Commercialization activities of such Product in the next Calendar Year. For clarity, Company will have no obligation to provide a Commercialization Plan with respect to any Product other than KP415.

6.3 Pricing. As between the Parties, Company shall be solely responsible for negotiating with applicable Governmental Authorities regarding the price and reimbursement status of the Products in the Field in the Territory. Subject to any determination by applicable Regulatory Authorities, as between the Parties, Company shall have the sole right to determine the pricing of the Products in the Territory. KemPharm shall not have any right to direct, control or approve Company’s pricing of the Products in the Territory.

6.4 Commercial Diligence. Company shall use Commercially Reasonable Efforts to Commercialize at least one Product in the Field in the U.S. after receiving Regulatory Approval of such Product. Activities by Company’s Affiliates and Sublicensees will be considered as Company’s activities under this Agreement for purposes of determining whether Company has complied with its obligation to use Commercially Reasonable Efforts. For clarity, Company shall have no obligation to Develop or Commercialize any Products in any particular country or countries, except as expressly provided in the first sentence of this Section 6.4. Company shall be relieved of its diligence obligations under this Section 6.4 starting from the date Company provides KemPharm with a termination notice pursuant to Section 13.2 or Section 13.4.

6.5 Labeling. As between KemPharm and Company, Company shall have the sole authority to select and determine the proposed content for packaging and labeling (including with respect to product inserts) of the Products in the Field in the Territory.

ARTICLE 7

MANUFACTURE AND SUPPLY

7.1 Manufacture and Supply. Company shall be responsible for all aspects of manufacture and supply of the Compounds and Products for use in the Territory, [*****], including entering into manufacture and supply agreements with contract manufacturers, provided that certain Development Costs related to KP415 are to be paid by [*****], subject to the provisions of Section 4.4, including the cap set forth therein. The Parties agree that in the event that KemPharm incurs certain Development Costs directly related to manufacturing KP415 for validation and such Product may be sold by Company pursuant to applicable Laws, then to the extent that such costs have not already been reimbursed to KemPharm, Company shall reimburse KemPharm for such costs when its takes possession of such saleable Product. Upon request of Company, KemPharm shall participate in the negotiation of the manufacture and supply agreements between Company and its contract manufacturers and shall reasonably assist Company to establish such manufacturing relationships, and Company shall pay to KemPharm Consultation Fees as provided in Section 8.7 for manufacturing activities performed or managed by employees of KemPharm or its Affiliates subject to the oversight of JSC while it is still in existence and thereafter, subject to the oversight of Company.

ARTICLE 8

COMPENSATION

8.1 Upfront Cash Payment. Within [*****] Business Days following the Parties’ execution of this Agreement and in partial consideration of KemPharm’s grant of the rights and licenses to Company hereunder, Company shall pay to KemPharm an upfront cash payment of ten million U.S. Dollars (US$10,000,000).

8.2 Reimbursements. After the end of each calendar quarter during which KemPharm has paid any costs, or provided consultation services under this Agreement, which Company is required to reimburse KemPharm under Articles 4, 6 or 7, KemPharm shall submit to Company a reasonably detailed invoice setting forth such costs paid by KemPharm in such calendar quarter, along with appropriate supporting documentation and evidence of payment as may be necessary and/or as reasonably requested by Company. If such invoices with appropriate supporting documentation and evidence of payment are not provided within [*****] Business Days after the end of the quarter, KemPharm shall provide a good faith estimate of such amounts to Company within [*****] Business Days after the end of the quarter and shall provide such invoices and supporting documentation and evidence of payment as soon as practical. Company shall reimburse KemPharm for such costs within [*****] days after the date of receipt of such invoices with supporting documentation and evidence of payment from KemPharm.

8.3 Approval Milestones. KemPharm shall promptly notify Company upon the receipt of (a) written confirmation from the FDA of acceptance of the NDA submitted by KemPharm for any Initial Product (as contemplated by the applicable PDP) and (b) NDA approval of such Initial Product by the FDA. Without limiting its obligations under Section 4.5, KemPharm shall promptly provide Company with a copy of any NDA submitted to the FDA for approval, along with written evidence of the FDA’s acceptance thereof, and a copy of the associated NDA approval. As further partial consideration for KemPharm’s grant of the rights and licenses to Company hereunder, Company shall pay to KemPharm the corresponding one-time, non-refundable and non-creditable milestone payments set forth below within [*****] days after the receipt of the copy of such NDA acceptance notice or NDA approval, as applicable, from KemPharm:

Approval Milestone Event	Milestone Payment
1) FDA acceptance of NDA submission for KP415	[*****]

2) Regulatory Approval of KP415 in the U.S. [*****]	[*****]

3) Regulatory Approval of a KP415 in the U.S., with a label approved by the FDA that includes 30-minute onset and 13-hour duration (the “30/13 Label”):

a. If Regulatory Approval with the 30/13 Label is received [*****]; or	[*****]

b. If Regulatory Approval with the 30/13 Label is not achieved [*****], but the 30/13 Label is included in a subsequent Regulatory Approval for KP415 received by [*****]	[*****]
4) Regulatory Approval for KP484 by the FDA	[*****]

With respect to each approval milestone event in numbers 1 through 4 above, the milestone payments to be made under this Agreement shall be due and payable only once upon the first achievement of the applicable milestone, regardless of the number of Products Developed or Commercialized, and regardless of the number of indications pursued or approved, or whether a Product is discontinued after a milestone payment has been made.

8.4 Sales Milestone Payments. Company shall notify KemPharm upon the achievement of the sales milestone events set forth below with respect to the Net Sales of any Initial Product in the U.S. in a given Calendar Year in the quarterly report referred to in Section

8.5(e). As further partial consideration for KemPharm’s grant of the rights and licenses to Company hereunder, Company shall pay to KemPharm the corresponding one-time, non-refundable and non-creditable sales milestone payments set forth below upon delivery of such quarterly report referred to in Section 8.5(e) after achieving the applicable milestone:

Sales Milestone Event	Milestone Payment
1) Year total annual U.S. Net Sales of any Initial Product first exceed [*****], payable only if KP415’s first Regulatory Approval does not include the 30/13 Label.	[*****]

2) Year total annual U.S. Net Sales of any Initial Product first exceeds [*****]	[*****]

3) Year total annual U.S. Net Sales of any Initial Product first exceeds [*****]	[*****]

4) Year total annual U.S. Net Sales of any Initial Product first exceeds [*****]	[*****]

5) Year total annual U.S. Net Sales of any Initial Product first exceeds [*****]	[*****]

Net Sales of all Initial Products in the U.S. shall not include [*****]. In addition, [*****] shall not count towards the calculation of the annual U.S. Net Sales thresholds above.

For the avoidance of doubt, each aforementioned sales milestone event payments shall be made only once, the first time the milestone event is achieved, regardless of the number of Initial Products achieving the commercial event milestones, or the number of Calendar Years in which any Initial Product achieves such commercial event milestone. For example, if for a Calendar Year, aggregate annual worldwide Net Sales for KP415 are [*****], the total sales milestone payment earned shall be [*****], and such sales milestone payment shall no longer be triggered by any Initial Product in any Calendar Year. Furthermore, the total maximum milestones payable under this Section 8.4 shall not exceed four hundred and twenty million U.S. Dollars (US$420,000,000).

8.5 Royalty.

(a) U.S. Royalty Rate. Following the First Commercial Sale of any Initial Product in the Field in the U.S. and as further consideration for KemPharm’s grant of the rights and licenses to Company hereunder, Company shall pay to KemPharm a tiered royalty (“Royalty”) on the Net Sales of such Initial Product in the U.S. as calculated by multiplying the applicable royalty rate set forth below by the corresponding incremental aggregate annual Net Sales:

Aggregate annual Net Sales of each Initial Product sold in the U.S.	Royalty Rate
1) For that portion of aggregate annual Net Sales in the U.S. per Calendar Year less than or equal to [*****]	[*****]

2) For that portion of aggregate annual Net Sales in the U.S. per Calendar Year greater than [*****] and less than or equal to [*****]	[*****]

3) For that portion of aggregate annual Net Sales in the U.S. per Calendar Year greater than [*****] and less than or equal to [*****]	[*****]

4) For that portion of aggregate annual Net Sales in the U.S. per Calendar Year greater than [*****] and less than or equal to [*****]	[*****]

5) For that portion of aggregate annual Net Sales in the U.S. per Calendar Year greater than [*****] and less than or equal to [*****]	[*****]

6) For that portion of aggregate annual Net Sales in the U.S. per Calendar Year greater than [*****] and less than or equal to [*****]	[*****]

7) For that portion of aggregate annual Net Sales in the U.S. per Calendar Year greater than [*****]	[*****]

Net Sales of any Initial Product in the U.S. shall not include [*****]. In addition, in no event shall the manufacture of an Initial Product give rise to a Royalty obligation. For clarity, Company’s obligation to pay Royalties to KemPharm under this Section 8.5(a) is imposed only once with respect to the same unit of Initial Product regardless of the number of Licensed Patents pertaining thereto.

By way of illustration, assume in a Calendar Year, during the Royalty Term, that (i) aggregate annual Net Sales of KP415 in the U.S. total [*****] and (ii) no adjustments or deductions to payments under this Article 8 apply. Then the total Royalties due and payable by Company to KemPharm for such Net Sales would be [*****], calculated as follows:

[*****]

[*****]

[*****]

[*****]

(b) Ex-U.S. Payments. Following the First Commercial Sale of any Initial Product in the Field in any country outside of the U.S. and as further consideration for KemPharm’s grant of the rights and licenses to Company hereunder, Company shall pay to KemPharm the following:

(i) If Company or its Affiliates directly Commercialize such Initial Product in any country outside of the U.S., Company shall pay to KemPharm a Royalty on the Net Sales of such Initial Product in each applicable country outside of the U.S., as calculated by multiplying such Royalty rate by the corresponding aggregate annual Net Sales in each such country:

Aggregate annual Net Sales of an Initial Product sold outside the U.S.	Royalty Rate
1) For that portion of aggregate annual Net Sales in each country per Calendar Year less than or equal to [*****]	[*****]

2) For that portion of aggregate annual Net Sales in each country per Calendar Year greater than [*****]	[*****]

Net Sales of any Initial Product outside the U.S. shall not include [*****]. In addition, in no event shall the manufacture of an Initial Product give rise to a Royalty obligation. For clarity, Company’s obligation to pay Royalties to KemPharm under this Section 8.5(b) is imposed only once with respect to the same unit of Initial Product regardless of the number of Licensed Patents pertaining thereto.

(ii) If Company or its Affiliates enters into a sublicense to Commercialize such Initial Product in any country outside of the U.S., Company shall pay a one-time value share payment to KemPharm equal to [*****]. For clarity, Company shall not be obligated to make any payment to KemPharm under this Section 8.5(b)(ii) with respect to any other compensation or consideration received by Company in connection with (but after the execution of) such sublicense agreement, including any value received in the form of royalty payments.

(c) Royalty Term. Company’s obligation to pay royalties pursuant to this Section 8.5 shall continue, on an Initial Product-by-Initial Product and country-by-country basis, until the earlier of: (i) the expiration of the last-to-expire Valid Claim in the Licensed Patents in such country that claims the sale or use of such Initial Product in such country; and (ii) [*****] years from the date of the commercial launch of any Generic Product of such Initial Product in such country, provided that if the applicable Generic Product of such Initial Product has been removed from the market in such country due to a successful enforcement action by either Party in such [*****] year period, then the Royalty term shall not expire pursuant to this clause (ii) for such applicable Generic Product of such Initial Product that has been removed from the market (although it may expire for other Generic Products of such Initial Product that are not removed) (the “Royalty Term”).

(d) Royalty Payment Reduction.

(i) If the first Regulatory Approval for the first approved label of KP415 by the FDA does not include the 30/13 Label, the Royalty set forth in Section 8.5(a) shall be reduced by [*****] with respect to all sales of KP415 in the U.S., except as set forth in the next sentence. If, subsequent to the first Regulatory Approval of KP415 in the U.S., the previously approved label for KP415 is adjusted to include the 30/13 Label, and such adjustment is resubmitted to the FDA and the 30/13 Label is subsequently approved by the FDA, the Royalty rates applicable to the sale of KP415 in the U.S. shall be increased to [*****] of the Royalty rates set forth in Section 8.5(a) from and after the date of such adjusted label’s approval by the FDA and during the remainder of the Royalty Term.

(ii) On an Initial Product-by-Initial Product and country-by-country basis, after the launch of the first Generic Product of such Initial Product in such country, the Royalty set forth in Section 8.5(a) or Section 8.5(b), as applicable, shall be reduced (after giving effect to all other applicable reductions set forth herein) by [*****] after the launch of any Generic Product of such Initial Product, provided that if the applicable Generic Product of such Initial Product has been removed from the market in the U.S. as a result of a successful enforcement action by either Party in the first [*****] years from the date of its commercial launch, then the royalty rate shall no longer be reduced as provided in this Section 8.5(d)(ii); provided further that if other Generic Products of such Initial Product are on the market (or enter the market), then the Royalty shall continue to be reduced (or shall be reduced) by [*****] until such time as such other Generic Products of such Initial Product, if any, are not on the market as a result of a successful enforcement action by either Party from the date of their respective commercial launch.

(iii) In the event that Company or any of its Affiliates or Sublicensees is required to pay royalties, damages or other amounts to any Third Party in order to obtain or as consideration for a license under any Patent or other intellectual property owned or controlled by such Third Party which is necessary for the Commercialization of an Initial Product in any country in the Territory, Company shall have the right to deduct, from the payments that would otherwise have been due pursuant to this Agreement (after giving effect to all other applicable reductions set forth herein), an amount equal to the payment made by Company, or its Affiliates or Sublicensee to such Third Party pursuant to such license on account of the sale of such Initial Product in such country during such calendar quarter, provided that the reduction taken under this Section 8.5(d)(iii) shall not exceed [*****] of the Royalty otherwise due for any calendar quarter on Net Sales for the applicable Initial Product, and provided that any excess amounts remaining to be deducted may be deducted from each subsequent sequential quarter until fully recouped by Company.

(iv) In the event that KemPharm or Company receives a request for a Compulsory License anywhere in the world, it shall promptly notify the other Party. If any Third Party obtains a Compulsory License, then KemPharm or Company (whoever has first notice) shall promptly notify the other Party. Thereafter, as of the date the Third Party obtained such Compulsory License, the Royalty rate payable under Section 8.5 to KemPharm for Net Sales will be adjusted (after giving effect to all other applicable reductions set forth herein) to equal any lower royalty rate granted to such Third Party for such country with respect to the sales of such

Initial Product therein. In addition, should Company grant a sublicense to a Third Party in the U.S. to avoid the imposition of such a Compulsory License, the Royalty rate payable under Section 8.5 to KemPharm for Net Sales in such country shall also be adjusted to match any lower royalty rate payable by such Sublicensee for such country under such sublicense.

(v) The reductions and deductions set forth in this Section 8.5(d) are cumulative and shall apply, in each case, to the maximum extent applicable.

(e) Royalty Reports and Payment. Following the First Commercial Sale of any Initial Product in the Territory, within [*****] days after the end of each of the first three (3) calendar quarters in a Calendar Year and [*****] days after the end of the last calendar quarter of a Calendar Year, Company shall submit to KemPharm a report setting forth, on an Initial Product-by-Initial Product and country-by-country basis: (i) the amount of gross sales of each Initial Product sold in such calendar quarter; (ii) a calculation of Net Sales showing the deductions from gross sales (by major category as set forth in the definition of Net Sales) to determine Net Sales; (iii) a calculation of the Royalty payment due to KemPharm for such calendar quarter, including any deductions taken under Section 8.5(d); (iv) the aggregate annual Net Sales of such Initial Products and whether any sales milestone has been achieved; and (v) the exchange rates used in the forgoing calculation, if any. Concurrent with the delivery of the quarterly Royalty report, Company shall pay to KemPharm all Royalties owed for such calendar quarter.

8.6 Payment Method. All payments due under this Agreement shall be made by wire transfer U.S. Dollars in immediately available funds to a bank and account designated in writing by the receiving Party.

8.7 KemPharm Consultation Fees. As provided in Articles 4, 6 and 7 and subject to the overall cap on reimbursements to KemPharm in Section 4.4, as applicable, Company shall pay to KemPharm a consultation fee, billed hourly per employee, for services and/or activities related to Development, regulatory or manufacturing activities for the Products (a) expressly contemplated in a PDP or otherwise requested in writing by Company and (b) provided or managed by employees of KemPharm (“Consultation Fee”). Initially, the Consultation Fee shall be [*****] per hour and will increase by [*****] on each anniversary of the Effective Date of this Agreement.

8.8 Records; Audits.

(a) Company shall and shall ensure that its Affiliates and its and their respective Sublicensees, maintain complete and accurate records in sufficient detail to permit KemPharm to confirm the accuracy of the calculation of Royalty payment (including Net Sales) and the achievement of the sales milestone events. All payments and other amounts under this Agreement shall be accounted for in accordance with U.S. GAAP. Upon reasonable prior notice, such records shall be available for examination during regular business hours for a period of [*****] years from the end of the Calendar Year to which they pertain, and not more often than [*****] each Calendar Year, by an independent certified public accountant selected by KemPharm and reasonably acceptable to Company, for the sole purpose of verifying the accuracy of the financial reports furnished by Company pursuant to this Agreement and any payments with respect thereto. Any amounts shown to be owed but unpaid shall be paid within [*****] days from the accountant’s report. Any overpayment based on the computations set forth in Section 8.5, shall become a credit for future amounts owed by Company to KemPharm. KemPharm shall bear the full cost of such audit unless such audit discloses an underpayment by Company of more than [*****] of the amount due for the audited period, in which case Company shall bear the full cost of such audit.

(b) KemPharm shall, and shall ensure that its Affiliates, maintain complete and accurate records in sufficient detail to permit Company to confirm the accuracy of the calculation of the Development cost reimbursed under this Agreement. All such cost shall be accounted for in accordance with U.S. GAAP. Upon reasonable prior notice, such records shall be available for examination during regular business hours for a period of [*****] years from the end of the Calendar Year to which they pertain, and not more often than [*****] each Calendar Year, by an independent certified public accountant selected by Company and reasonably acceptable to KemPharm, for the sole purpose of verifying the accuracy of the financial reports furnished by KemPharm pursuant to this Agreement and any payments with respect thereto. Any such auditor shall not disclose KemPharm’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports submitted by KemPharm and/or the amount of payments due with respect thereto. Any overage or underpayment to Company shall be refunded or paid, if applicable, within [*****] days from the accountant’s report, as calculated from the original date such overage was applied or underpayment was due. Any overpayment based on the computations set forth in Section 8.5 shall become a credit for future amounts owed by KemPharm. Company shall bear the full cost of such audit unless such audit discloses an overage or underpayment by KemPharm of more than [*****] of the amount of due for the audited period, in which case KemPharm shall bear the full cost of such audit.

(c) If a Party disputes an auditor’s report, the dispute shall be subject to the dispute resolution process set forth in Article 14.

(d) Each Party shall treat all information that it receives under this Section 8.8 in accordance with the confidentiality provisions of Article 12 of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with the other Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement, except to the extent necessary for such Party to enforce its rights under this Agreement.

8.9 Taxes.

(a) Taxes on Income. Except as otherwise provided in this Section 8.9, each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.

(b) Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate Tax Withholding or similar obligations in respect of the milestone payment, Royalty payment, and other payments made under this Agreement. To the extent a Party is required to deduct and withhold taxes from any payment to the other Party, the paying Party shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to the receiving Party an official tax certificate or other evidence of such withholding sufficient to enable the receiving Party to demonstrate such payment of taxes to any applicable Governmental Authority. The receiving Party shall provide the paying Party any tax forms that may be reasonably necessary in order for the paying Party not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Laws, of withholding taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax.

(c) Withholding Taxes. If a Party is required by applicable Laws to make any tax deduction, tax withholding or similar payment from any amount paid or payable by such Party to the other Party (a “Tax Withholding”) under this Agreement, then such amounts shall be deducted from the amount otherwise required to be paid.

(d) VAT. All payments due pursuant to this Agreement shall be offset by any value-added tax (“VAT”) (which, if applicable, shall be payable by the paying Party upon receipt of a valid VAT invoice). If the receiving Party determines that it is required to report any such tax, the paying Party shall promptly provide the receiving Party with applicable receipts and other documentation necessary or appropriate for such report. For clarity, this Section 8.9(d) is not intended to limit Company’s right to deduct VAT in determining Net Sales.

ARTICLE 9

INTELLECTUAL PROPERTY MATTERS

9.1 Inventions.

(a) Ownership. Inventorship of any Inventions will be determined in accordance with the standards of inventorship and conception under U.S. patent laws, and ownership of Inventions shall follow inventorship. Each Party shall solely own any Inventions made solely by its and its Affiliates’ employees, agents, or independent contractors. The Parties shall jointly own any Joint IP. Except to the extent KemPharm is restricted by the licenses granted to Company under this Agreement, each Party shall be entitled to practice, license, assign and otherwise exploit the Joint IP without the duty of accounting or seeking consent from the other Party. Each Party shall require all of its employees, and use its best efforts to require its contractors and agents, and any Affiliates and Third Parties working on its behalf under this Agreement (and their respective employees, contractors and agents), to execute such documents and to take such other actions as are necessary to assign, transfer or otherwise convey to such Party any Inventions made by any of them on behalf of such Party as is sufficient for Company or KemPharm to meet their obligation to the other Party under this Agreement.

(b) Disclosure. Each Party shall promptly disclose to the other Party all Inventions, including all invention disclosures or other similar documents submitted to such Party by its, or its Affiliates’, employees, agents or independent contractors relating to such Inventions, and shall also respond promptly to reasonable requests from the other Party for additional information relating to such Inventions.

9.2 Patent Prosecution.

(a) Prosecution by the Parties. KemPharm shall have the first right, at its own cost and expense, to prepare, file, prosecute and maintain the Licensed Patents through Patent grant and Company shall have the first right to prepare, file, prosecute and maintain the Joint Patents as well as maintain and prosecute the Licensed Patents subsequent to Patent grant during the Term of this Agreement, [*****], on a worldwide basis. For the purpose of this Article 9, “prosecution” shall include any post-grant proceeding in the Territory, including opposition proceedings. KemPharm shall provide Company reasonable opportunity to review and comment, as well as participate in internal and external meetings, on such prosecution efforts regarding the Licensed Patents as follows: KemPharm shall promptly provide Company with copies of all material communications from any patent authority and any translations in KemPharm possession in the Territory regarding the Licensed Patents, and shall provide Company, for its review and comment, with drafts of any material filings or responses to be made to such patent authorities in a reasonable amount of time in advance of submitting such filings or responses. KemPharm shall consider in good faith comments thereto provided by Company in connection with the prosecution of the Licensed Patents, but the inventors shall have the final decision-making authority with respect to the prosecution of Licensed Patents. With regard to Joint IP, Company shall provide KemPharm reasonable opportunity to review and comment, as well as participate in internal and external meetings, on such prosecution efforts regarding the Joint Patents as follows: Company shall promptly provide KemPharm, for its review and comment, with drafts of any material filings or responses to be made to such patent authorities in a reasonable amount of time in advance of submitting such filings and responses. Company shall consider in good faith comments thereto provided by KemPharm in connection with the prosecution of the Joint Patents, but Company shall have the final decision-making authority with respect to the prosecution of Joint Patents.

(b) Abandonment by the Parties. KemPharm shall notify Company of any decision by KemPharm to cease prosecution and/or maintenance of any Licensed Patents in any country in the Territory during the period of time that KemPharm is responsible for prosecution of the Licensed Patents pursuant to Section 9.2(a). KemPharm shall provide such notice reasonably in advance of any filing or payment due date, but in any event prior to any due date that requires action in order to avoid loss of rights, in connection with such Licensed Patent. In such event, KemPharm shall assign all right, title and interest in and to such Patent to Company, at KemPharm’s expense, and thereafter such Patent shall cease to be a Licensed Patent for all purposes of this Agreement and Company may elect, at its discretion, to continue the prosecution and maintenance of such Patent in such country in the Territory. Company shall notify KemPharm of any decision by Company to cease prosecution and/or maintenance of any Joint Patents in any country in the Territory. Company shall provide such notice reasonably in advance of any filing or payment due date, but in any event prior to any due date that requires action in order to avoid loss of rights, in connection with such Joint Patent. In such event, Company shall permit KemPharm, at KemPharm’s discretion and expense, to continue the prosecution and maintenance of such Joint Patent in such country in the Territory. In addition, as between the Parties, Company shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain any patents included in the Company IP (“Company Patents”) at its own cost and expense.

(c) Collaboration. Each Party shall provide the other Party with all reasonable assistance and cooperation in the patent prosecution efforts under this Section 9.2 requested by the other Party, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution and providing any Data in a Party’s Control that, in the prosecuting party’s reasonable determination, is needed to support prosecution of a Licensed Patent or Joint Patent.

(d) Listing of Patents. KemPharm and Company shall collaborate to determine which of the Licensed Patents or Joint Patents, if any, shall be listed for inclusion in the Approved Drug Products with Therapeutic Equivalence Evaluations pursuant to 21 U.S.C. Section 355, or any successor Law in the U.S., together with any comparable Laws in any other country in the Territory. Should the Parties disagree, [*****] shall have the final decision.

9.3 Patent Enforcement.

(a) Notification. If either Party becomes aware of any existing or threatened infringement of any Licensed IP or Joint IP, or if a Third Party claims that any Licensed Patent or Joint Patent is invalid or unenforceable, it shall promptly notify the other Party in writing to that effect. In addition, each Party shall immediately give written notice to the other Party of any certification of which they become aware filed pursuant to 21 U.S.C. Section 355(b)(2)(A) (or any amendment or successor statute thereto) claiming that any Licensed Patents or Joint Patents covering any Compound or Product, or the manufacture or use of either of the foregoing, are invalid or unenforceable, or that infringement will not arise from the manufacture, use or sale of a product by a Third Party.

(b) Enforcement Rights.

(i) As between the Parties, Company shall have the first right, but not the obligation, to resolve any infringement or claim by a Third Party of the type referenced in Section 9.3(a), including the right to bring an appropriate suit, defend against any such claim, or take other action to enforce or defend the applicable Licensed Patent or Joint Patent against any such Third Party, including as a defense or counterclaim in connection with any Infringement Action, and to compromise or settle any such infringement or claim, [*****]. If Company does not commence a suit or take such other action as Company reasonably determines is necessary or appropriate to enforce or defend the applicable Licensed Patents or Joint Patents against such Third Party infringement or claim (which may include sending a cease and desist letter) within [*****] days of first becoming aware of such infringement or claim, then, subject to Company’s prior consent (not to be unreasonably withheld, conditioned, or delayed), KemPharm shall have the right but not the obligation to commence such a suit or take such other action in regards to the applicable Licensed Patents or Joint Patents against such Third Party infringement or claim, at KemPharm’s own cost and expense.

(ii) Delegation of Enforcement Rights. Company shall have the right, in its sole discretion, to delegate its rights under Section 9.3(b), in whole or in part, to any of its Affiliates or one or more Sublicensees, provided that any such Affiliate or Sublicensee shall comply with the terms of this Section 9.3.

(c) Collaboration.

(i) Each Party shall provide to the Party bringing a claim, suit or action under Section 9.3(b) (the “Enforcing Party”) with reasonable assistance in such enforcement or defense, at such Enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable Laws to pursue such action. The Enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts and shall reasonably consider the other Party’s comments on any such efforts. The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense. The Enforcing Party shall not settle any such suit or action in any manner that admits that any Licensed Patent or Joint Patent is invalid or unenforceable without the other Party’s prior written consent and, in the case of KemPharm, KemPharm may not settle or otherwise compromise any suit or action in a way that adversely affects or would be reasonably expected to adversely affect Company’s rights or benefits hereunder, without Company’s prior written consent, and in the case of Company, Company may not settle or otherwise compromise any suit or action in a way that adversely affects, or would be reasonably expected to affect, KemPharm’s rights or benefits hereunder, without KemPharm’s express written consent. The foregoing shall not limit Company’s rights under Section 8.5(d)(iii).

(ii) Each Party shall share with the other Party all Information available to it regarding such alleged infringement or claim to the Licensed IP or Joint IP by a Third Party, pursuant to a mutually agreeable “common interest agreement” executed by the Parties under which the Parties agree to their shared, mutual interest in the outcome of any suit to enforce the Licensed Patents or Joint Patents against such Third Party; provided, however, that no Party shall be required to disclose Information to the other Party to the extent such disclosure would cause the loss of attorney/client privilege or would be considered confidential information not subject to the terms of this Agreement.

(d) Expenses and Recoveries. The Enforcing Party shall be solely responsible for any expenses it incurs as a result of such enforcement action. If the Enforcing Party recovers monetary damages in such claim, suit or action brought under Section 9.3(b), such recovery shall be allocated [*****]; provided, however, that if [*****] is the Enforcing Party, then such remaining amounts shall be [*****].

(e) Other Infringements. Company shall have the sole right and authority, but not the obligation, to enforce Company Patents against any Third Party infringement and to defend against any claim that any Company Patent is invalid or unenforceable, including as a defense or counterclaim in connection with any Infringement Action, at its own cost and expense, and Company shall be entitled to retain all recoveries resulting from all such enforcement actions. KemPharm shall provide reasonable assistance to Company with respect thereto, including providing access to relevant documents and other evidence and making its employees available, subject to Company’s reimbursement of any reasonable out-of-pocket expenses incurred by KemPharm on an on-going basis in providing such assistance.

9.4 Third Party Infringement Claims. If the manufacture, sale or use of the Products in the Field in the Territory pursuant to this Agreement results in a claim, suit or proceeding alleging Patent infringement against KemPharm or Company, or their respective Affiliates, licensees or Sublicensees (each, an “Infringement Action”), such Party shall promptly notify the other Party hereto in writing. Company shall have the right, [*****], but not the obligation, to defend any Infringement Action and to compromise or settle such Infringement Action. If Company declines or fails to assert its intention to defend such Infringement Action within [*****] days after sending (in the event that KemPharm is the notifying Party) or receipt (in the event that Company is the notifying Party) of notice under this Section 9.4, then KemPharm shall have the right to defend such Infringement Action. The Party defending such Infringement Action shall have the sole and exclusive right to select counsel for such Infringement Action. Each Party shall share with the other Party all Information available to it regarding such Infringement Actions, pursuant to a mutually agreeable “common defense agreement” executed by the Parties under which the Parties agree to their shared, mutual interest in the outcome of any such Infringement Actions; provided, however, that no Party shall be required to disclose Information to the other Party to the extent such disclosure would cause the loss of attorney/client privilege. Neither Party shall settle such Infringement Action, or make any admissions or assert any position in such Infringement Action, in a manner that would materially adversely affect the rights or interests of the other Party hereunder, without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. For clarity, the foregoing sentence shall not serve to limit or condition Company’s exercise of its rights under Section 8.5(d)(iii). Subject to the respective indemnity obligations of the Parties set forth in Article 11, the Party controlling the defense of the Infringement Action shall pay all costs associated with such Infringement Action other than the expenses of the other Party if the other Party elects to join such Infringement Action (as provided in the last sentence of this Section 9.4); provided, that, without limitation of KemPharm’s indemnification obligations under Article 11, [*****]. Each Party shall have the right to join an Infringement Action defended by the other Party, at its own expense.

9.5 Patent Term Extensions. Company shall be responsible, in KemPharm’s name, for making decisions, and KemPharm will cooperate with Company, at Company’s cost and expense, in regards to seeking and obtaining patent term extensions, including any pediatric exclusivity extensions as may be available, patent term adjustments or supplemental protection certificates or their equivalents in the Territory with respect to any Licensed Patents, Joint Patents or Products. In the event that any election with respect to obtaining patent term extensions is to be made, Company shall have the right to make such elections, and KemPharm shall abide by all such elections.

9.6 Trademarks.

(a) Product Mark.

(i) KemPharm shall, and hereby does, assign to Company all rights, title and interest in the KemPharm Product Mark(s), for use in the Territory to Company. KemPharm shall at any time, whether during or after the Term, execute any documents that shall reasonably be required by Company to confirm Company’s ownership of the KemPharm Product Mark in the Territory.

(ii) Company shall Commercialize the Products in the Territory under the trademark selected by Company, which may be a KemPharm Product Mark.

(iii) Company shall register and maintain in the Territory, at Company’s cost and expense, the applicable Product trademark.

(b) Company Housemarks. In addition, Company shall have the right to brand the Products in the Field in the Territory with those trademarks of Company that are associated with Company’s name or identity (“Company Housemarks”); provided, however, that Company shall not, and shall ensure that its Affiliates and Sublicensees will not, make any use of trademarks that are confusingly similar to any trademarks or house marks of KemPharm or its Affiliates, including the corporate name of KemPharm or any of its Affiliates, without KemPharm’s prior written consent. Company shall own all rights in the Company Housemarks, and all goodwill in the Company Housemarks shall accrue to Company.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES; COVENANTS

10.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(a) Corporate Existence. As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated.

(b) Corporate Power, Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally.

10.2 Additional Representations and Warranties of KemPharm. KemPharm represents and warrants to Company as follows, as of the Effective Date:

(a) Title; Encumbrances. It has sufficient legal and/or beneficial title, ownership or license, free and clear from any mortgages, pledges, liens, rights of first refusal, security interests, conditional and installment sale agreement, encumbrances, charges or claim of any kind (except as provided pursuant to the Facility Agreement Documents), of the Licensed IP and KemPharm Product Mark to grant the licenses under the Licensed IP and assign the KemPharm Product Mark to Company as purported to be granted pursuant to this Agreement;

(b) No Infringement. It has not received any notice, written or otherwise, from any Third Party asserting or alleging that the Development or Commercialization of the Compounds or Products or that the exercise of rights in any of the Licensed IP in the Territory would infringe or misappropriate the intellectual property rights of any Third Party and, to KemPharm’s knowledge, there is no reasonable basis for any Third Party to issue such a notice;

(c) No Proceeding. There is no pending, and to KemPharm’s knowledge, no threatened, adverse action, suit or proceeding in the Territory against KemPharm involving Licensed IP, KemPharm Product Mark or the Products;

(d) No Conflicts. KemPharm has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to Company under this Agreement with respect to the Product, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to Company under this Agreement, or that would otherwise materially conflict with or adversely affect Company’s rights under this Agreement;

(e) No Other Licenses. KemPharm has not granted and will not grant any licenses or other contingent or non-contingent right, title, or interest under or relating to Licensed IP or KemPharm Product Mark that conflicts with the rights granted to Company herein, and is not nor will be under any obligation, that does or will conflict with or otherwise affect this Agreement with respect to such exclusivity.

(f) Prior Art; Litigation. KemPharm is not aware of any prior art or other information existing as of the Effective Date that would adversely affect the validity, enforceability, term, or scope of any Licensed Patent and there is no settled, pending, or, to its knowledge, threatened litigation or reissue application, re-examination, post-grant, inter partes, or covered business method patent review, interference, derivation, opposition, claim of invalidity, or other claim or proceeding, with respect to the Licensed Patents.

(g) No Consents. No consent by any Third Party or Governmental Authority is required with respect to the execution and delivery of this Agreement by KemPharm or the consummation by KemPharm of the transactions contemplated hereby;

(h) No Unauthorized Use. To the knowledge of KemPharm, there is no unauthorized use, infringement or misappropriation of any of Licensed IP or Regulatory Materials by any employee or former employee of KemPharm, or any other Third Party;

(i) Sufficiency of Licensed Patents. The Licensed Patents (i) constitute all Patents owned or Controlled by KemPharm as of the Effective Date that are directly related to, or are necessary or useful for, the research, Development, manufacture, use or Commercialization of any Compound or Product and (ii) listed on Exhibit A hereto constitute all Patent rights that are, to KemPharm’s knowledge, directly related to, or are necessary or useful for, the research, Development, manufacture, use or Commercialization of any Compound or Product;

(j) Sufficiency of Licensed Know-How. The Licensed Know-How (i) constitutes all Information and Inventions owned or Controlled by KemPharm as of the Effective Date that are directly related to, or are necessary or useful for, the research, Development, manufacture, use or Commercialization of any Compound or Product and (ii) constitutes all Information and Inventions that are, to KemPharm’s knowledge, directly related to, or are necessary or useful for, the research, Development, manufacture, use or Commercialization of the Compound and Product;

(k) No Competing Products. KemPharm has not developed, subcontracted or licensed to a Third Party the right to develop a Competing Product;

(l) Assignment of Rights. All Representatives of KemPharm who have performed any activities on its behalf in connection with Development of the Compound or Product have assigned to KemPharm the whole of their rights in any intellectual property made, discovered or developed by them as a result of such Development, and no Third Party has any rights to any such intellectual property;

(m) Information Disclosure. All Information provided by or on behalf of KemPharm to Company on or before the Effective Date in contemplation of this Agreement was and is true, accurate and complete in all material respects, and KemPharm has not failed to disclose, or cause to be disclosed, any information or data that would cause the Information that has been disclosed to be misleading in any material respect;

(n) Third Party Agreements. There are no agreements between KemPharm or any of its Affiliates and any Third Parties pursuant to which KemPharm has in-licensed, or otherwise obtained rights, with respect to any Compound or Product; and

(o) No Blocking IP. KemPharm is not aware of any additional Third Party licenses that have to be taken now or in the future to guarantee freedom-to-operate to Develop, manufacture and Commercialize Products without any limitation.

10.3 Compliance with Laws.

(a) KemPharm and its contractors have conducted the Development and manufacture of any Compound and Product prior to the Effective Date in material compliance with Proper Conduct Practices and all applicable Laws, including the GCP, GLP and the rules and regulations of any Regulatory Authority and Governmental Authority health care programs having jurisdiction.

(b) Each Party shall, and shall ensure that its Affiliates and their respective contractors, licensees, and Sublicensees, as applicable, will, comply in all respects with Proper Conduct Practices and all applicable Laws in the Development, manufacture and Commercialization of the Compounds and Products and in the performance of its obligations under this Agreement (e.g., under each Product Development Plan), including the GCP, GLP and the rules and regulations of any Regulatory Authority and Governmental Authority health care programs having jurisdiction in such Party’s respective territory, each as may be amended from time to time.

(c) Each Party shall immediately notify the other Party if it has any information or suspicion that there may be a violation of any applicable Laws in connection with its performance under this Agreement or the Development, manufacture or Commercialization of any Compound or Product hereunder. In the event that either Party has violated or been suspected of violating any of its obligations, representations, warranties or covenants in Section 10.3(a) or Section 10.3(b), such Party will take reasonable actions to remedy such breach and to prevent further such breaches from occurring.

10.4 No Debarment. Each Party represents and warrants to the other Party that neither such Party nor any of its Affiliates is debarred or disqualified under the Act or comparable applicable Laws outside the U.S. Neither Party nor any of its Affiliates will employ or use the services of any Person who is debarred or disqualified under the Act, or comparable applicable Laws outside the U.S., in connection with activities relating to any Compound or Product; and in the event that a Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to such Party or any of its Affiliates with respect to any activities relating to any Product, such Party will promptly notify the other Party in writing and shall cease, or cause its Affiliate to cease, as applicable, employing, contracting with, or retaining any such Person to perform any services relating to any Product.

10.5 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY OR ITS AFFILIATE, AND ALL SUCH REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. For clarity and without limiting the foregoing, KemPharm makes no representation or warranty concerning the Compounds, Products or Licensed IP except as expressly set forth in this Article 10.

ARTICLE 11

INDEMNIFICATION

11.1 Indemnification by KemPharm. KemPharm shall defend, indemnify, and hold Company and its Affiliates and their respective officers, directors, employees, and agents, successors and assigns (the “Company Indemnitees”) harmless from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”) to which any Company Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (collectively, “Claims”) to the extent arising out of (a) the Development and manufacture of the Products by or on behalf of KemPharm (excluding Company, its Affiliates and its Sublicensees); (b) the breach of any of KemPharm’s representations, warranties or covenants set forth in Article 10; (c) the willful misconduct or negligent acts or omissions of any KemPharm Indemnitee; and (d) any Infringement Action. The foregoing indemnity obligation shall not apply to the extent that (i) the Company Indemnitees fail to materially comply with the indemnification procedures set forth in Section 11.3 and KemPharm’s defense of the relevant Claim is prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity or occurrence for which Company is obligated to indemnify the KemPharm Indemnitees under Section 11.2.

11.2 Indemnification by Company. Company shall defend, indemnify, and hold KemPharm and its Affiliates and their respective officers, directors, employees, and agents (the “KemPharm Indemnitees”) harmless from and against any and all Losses to which any KemPharm Indemnitee may become subject as a result of any Claims by any Third Party to the extent arising out of, based on, or resulting from (a) the Development, manufacture and Commercialization of the Products in the Field in the Territory by or on behalf of Company or its Affiliates or Sublicensees (other than the Development or manufacture of the Product by or on behalf of KemPharm), (b) the breach of any of Company’s representations and warranties set forth in Article 10, or (c) the willful misconduct or negligent acts or omissions of any Company Indemnitee. The foregoing indemnity obligation shall not apply to the extent that (i) the KemPharm Indemnitees fail to materially comply with the indemnification procedures set forth in Section 11.3 and Company’s defense of the relevant Claim is prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity or occurrence for which KemPharm is obligated to indemnify the Company Indemnitees under Section 11.1.

11.3 Indemnification Procedures. The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim and shall offer control of the defense of such Claim to the Indemnifying Party. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing [*****]; provided, however, the Indemnifying Party shall have the right to assume and control conduct the defense, settlement or compromise of the Claim with counsel of its choice. The Indemnifying Party shall not settle any Claim which admits fault or negligence on the part of the Indemnified Party or any indemnitee without the prior written consent of the Indemnified Party, not to be unreasonably withheld. The Indemnifying Party shall have no liability under this Article 11 with respect to claims or suits settled or compromised without its prior written consent.

11.4 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES OR ANY LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTIONS 11.1 or 11.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 12 OR FOR EITHER PARTY’S BREACH OF ITS OBLIGATIONS IN SECTION 2.5.

11.5 Insurance. Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover obligations for which it is liable hereunder and consistent with normal business practices of prudent companies similarly situated. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11. Each Party shall provide the other Party with written evidence of such insurance upon request and shall name the other Party as an additional insured under such policies. Each Party shall provide the other Party with written notice at least [*****] days prior to the cancellation, non-renewal or material change in such insurance.

ARTICLE 12

CONFIDENTIALITY

12.1 Confidentiality. Each Party agrees that, during the Term and for a period of [*****] years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party, except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties. The foregoing confidentiality, non-disclosure and non-use obligations shall not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent written proof:

(a) was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party, its Affiliate or their respective Representatives in breach of this Agreement;

(d) was disclosed to the receiving Party or its Affiliate by a Third Party who has a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party; or

(e) was independently discovered or developed by the receiving Party or its Affiliate without access to or aid, application, use of the other Party’s Confidential Information, as evidenced by a contemporaneous writing.

12.2 Authorized Disclosure. Notwithstanding the obligations set forth in Section 12.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:

(a) such disclosure is reasonably necessary (i) for filing or prosecuting Patent rights as contemplated by this Agreement; (ii) to comply with the requirements of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of Product pursuant to this Agreement; or (iii) for prosecuting or defending litigation as contemplated by this Agreement;

(b) such disclosure is reasonably necessary to its or its Affiliates’ employees, agents, consultants, contractors, or Sublicensees, as applicable, on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under this Agreement; provided that in each case, the disclosees are bound by obligations of confidentiality, non-disclosure and non-use that are at least as restrictive as those contained in this Agreement;

(c) such disclosure is reasonably necessary to any bona fide potential or actual investor, acquiror, merger partner, or other financial or commercial partner for the sole purpose of evaluating or carrying out an actual or potential investment, acquisition or other business relationship; provided that in connection with such disclosure, such Party shall inform each disclosee of the confidential nature of such Confidential Information; and provided, further, that such disclosee is bound by written obligations of confidentiality, non-disclosure and non-use at least as restrictive as those contained in this Agreement; or

(d) such disclosure is reasonably necessary to comply with applicable Laws, including regulations promulgated by applicable security exchanges, court order, administrative subpoena or order.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 12.2(a) or 12.2(d), such Party shall promptly notify the other Party of such required disclosure and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.

12.3 Publicity; Terms of Agreement.

(a) The Parties agree that the terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in this Section 12.3.

(b) If either Party desires to make a public disclosure concerning the terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such disclosure to the other Party for its prior review and approval, except as otherwise provided herein, which approval shall not be unreasonably withheld or delayed. A Party commenting on such a proposed disclosure shall provide its comments, if any, within [*****] Business Days after receiving the proposed disclosure for review, or such shorter period of time as necessitated by regulatory requirements. In addition, where required by applicable Law, including regulations promulgated by applicable security exchanges, either Party shall have the right to make a press release or other public disclosure regarding the achievement of each approval or sales milestone under this Agreement as it is achieved, or the occurrence of other events that affect either Party’s rights or obligations under this Agreement, in each case subject only to the review procedure set forth in the preceding sentences. In relation to the other Party’s review of such an announcement, such other Party may make specific, reasonable comments on such proposed press release within the prescribed time for commentary. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 12.3.

(c) The Parties acknowledge that either or both Parties, or their Affiliates, respectively, may be obligated to file under applicable Laws, including regulations promulgated by applicable security exchanges, a copy of this Agreement with Governmental Authorities. Each Party and its Affiliates shall be entitled to make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available. In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party or its Affiliate intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s timely comments thereon to the extent consistent with the legal requirements, with respect to the filing Party or Affiliate, governing disclosure of material agreements and material information that must be publicly filed.

12.4 Technical Publication. Prior to the first NDA approval for each Product which is co-Developed by the Parties under this Agreement pursuant to a PDP, Company may not publish peer-reviewed manuscripts, or provide other forms of public disclosure including abstracts and presentations, pertaining to such Product or Licensed Know-How relevant to such Product, without the prior written consent of KemPharm, such consent not to be unreasonably withheld or delayed. Thereafter, Company may publish peer-reviewed manuscripts, or provide other forms of public disclosure in its sole discretion.

12.5 Equitable Relief. Each Party acknowledges that its breach of this Article 12 may cause irreparable harm to the other Party, which may not be reasonably or adequately compensated in damages in an action at law. By reasons thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to seek preliminary and permanent injunctive and other equitable relief to prevent or curtail any actual or threatened breach of the obligations relating to Confidential Information set forth in this Article 12 by the other Party. For the avoidance of doubt, any use or disclosure by a Party of any Information that is authorized under this Article 12 shall not be restricted by, or be deemed a violation of, any pre-existing confidentiality agreement between the Parties.

ARTICLE 13

TERM AND TERMINATION

13.1 Term. The term of this Agreement (the “Term”) shall commence upon the Effective Date and, unless earlier terminated pursuant to this Article 13, shall, (a) with respect to the rights and licenses granted to Company under Section 2.1(a) for the Initial Products, continue on an Initial Product-by-Initial Product and country-by-country basis until the expiration of the Royalty Term for such Initial Product in such country and (b) with respect to the rights and licenses granted to Company under Section 2.1(a) for all other Products, continue on an exclusive, perpetual, fully paid basis. After the expiration (but not early termination) of this Agreement for an Initial Product in a country, the licenses granted by KemPharm to Company under Section 2.1(a) shall become exclusive, fully paid, perpetual and irrevocable with respect to such Initial Product in such country.

13.2 Termination by Company. Company may terminate this Agreement, in its entirety or on a Product-by-Product or country-by-country basis, at Company’s convenience either (i) prior to the first Regulatory Approval of a Product upon [*****] days’ prior written notice to KemPharm, or (ii) subsequent to the first Regulatory Approval of a Product upon [*****] days’ prior written notice to KemPharm.

13.3 Termination by KemPharm. KemPharm may terminate this Agreement in its entirety immediately upon written notice to Company, if Company or its Affiliates directly or indirectly, individually or in association with any other person or entity, challenges the validity, enforceability or scope of any Licensed Patent and such challenge is not required under a court order or subpoena and is not a defense against a claim, action or proceeding asserted by KemPharm. Additionally, KemPharm may terminate this Agreement in its entirety immediately upon written notice to Company, if a Sublicensee of Company or its Affiliates directly or indirectly, individually or in association with any other person or entity, challenges the validity, enforceability or scope of any Licensed Patent, and such challenge is not required under a court order or subpoena and is not a defense against a claim, action or proceeding asserted by KemPharm, and Company fails, within [*****] days of a written request by KemPharm, to either terminate the applicable sublicense agreement with such Sublicensee or cause such Sublicensee to cease such patent challenge; provided however that KemPharm may not terminate if a court of competent jurisdiction has prevented Company from terminating such applicable sublicense agreement through an injunction or similar mechanism provided that Company is continuing to make reasonable efforts to terminate such applicable sublicense agreement.

13.4 Termination for Breach.

(a) Each Party may terminate this Agreement immediately upon written notice to the other Party, if the other Party materially breaches its obligations under this Agreement and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach within [*****] days from the date of such notice. For clarity, such material obligations may apply to the performance of either: (i) this Agreement in its entirety, in which case this provision shall apply to the entire Agreement; or (ii) a specific Product or Product(s), in which case this provision shall apply only to such affected Product or Product(s).

(b) Serious Material Breach. If KemPharm commits a Serious Material Breach and such breach by KemPharm is not cured within [*****] days of receipt following a notice from Company under Section 13.4(a) (the “Cure Period”) or is unable to be cured, Company may elect not to terminate this Agreement and, instead, during the period commencing at the end of the Cure Period or, if such breach is unable to be cured, upon KemPharm’s receipt of Company’s notice of breach under Section 13.4(a) and continuing until the end of the last Royalty Term in all countries, (i) reduce the approval milestone payments under Section 8.3, the sales milestone payments under Section 8.4 and the then-applicable Royalty rates under Section 8.5 by [*****] and (ii) assume full and exclusive control and responsibility for all activities being performed or to be performed by KemPharm with respect to any Product hereunder, including all Development activities being conducted by KemPharm under any PDP and all further interactions with Regulatory Authorities with respect to any Product; provided, that such elections under this Section 13.4(b) shall not be Company’s sole remedy with respect to the Serious Material Breach by KemPharm.

(c) Material Breach Dispute. Any dispute regarding an alleged material breach of this Agreement shall be resolved in accordance with Article 14 hereof.

13.5 Termination Due to Bankruptcy.

(a) A Party may terminate this Agreement in its entirety immediately upon written notice to the other Party, if the other Party files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within [*****] days after the filing thereof, or if the other Party proposes or becomes a party to any dissolution or liquidation, or if the other Party makes an assignment for the benefit of its creditors (each of the foregoing, a “Bankruptcy Event”).

(b) If this Agreement is terminated due to the rejection of this Agreement by or on behalf of a Party (the “Bankrupt Party”) under Section 365 of the United States Bankruptcy Code (the “Code”) or an equivalent type of provision under a relevant Law applicable to the Bankrupt Party, all licenses and rights to licenses granted under or pursuant to this Agreement by the Bankrupt Party to the other Party (the “Non-Bankrupt Party”) are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. The Parties agree that the Non-Bankrupt Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against the Bankrupt Party under the Code, the Non-Bankrupt Party shall be entitled to a complete duplicate of, or complete access to (as the Non-Bankrupt Party deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to the Non-Bankrupt Party (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by the Non-Bankrupt Party, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the Bankrupt Party upon written request therefor by the Non-Bankrupt Party. The foregoing provisions are without prejudice to any rights the Non-Bankrupt Party may have arising under the Code or other applicable Law. The Parties intend for the substance of this Section 13.5(b) to apply worldwide, even if the Code does not expressly apply to the Bankrupt Party or to the Non-Bankrupt Party.

(c) Right of First Refusal. In addition to the foregoing, in the event of a Bankruptcy Event involving KemPharm, Company shall, to the extent allowed by Law, have a Right of First Refusal to purchase all of KemPharm’s interest in the Product and the Licensed IP (the “Additional Right of First Refusal”). The Additional Right of First Refusal shall operate as follows:

(i) KemPharm (or other authorized representative of KemPharm, including a bankruptcy trustee) shall promptly send to Company a reasonably detailed written notification of any Bankruptcy Event.

(ii) KemPharm (or other authorized representative of KemPharm, including a bankruptcy trustee) shall promptly send to Company a written notification of any Third Party offer made on the Compound, Product or Licensed IP. For a period of up to [*****] days after Company receives such notice (such period, the “Additional Right of First Refusal Notice Period”), it shall notify KemPharm of its intention to exercise its Additional Right of First Refusal. In the event Company exercises its Additional Right of First Refusal, the terms of the Third Party offer shall become binding upon Company and KemPharm. For the avoidance of doubt, KemPharm shall not enter into any agreement with a Third Party relating to KemPharm’s interest in the Products or Licensed IP during the Additional Right of First Refusal Notice Period.

13.6 Effect of Termination. Upon any early termination of this Agreement (but not expiration), the following shall apply, in addition to any other rights and obligations under this Agreement, with respect to such Product(s) and country(ies) as are the subject of such termination:

(a) Licenses. All licenses and other rights granted by KemPharm to Company under this Agreement shall terminate. At KemPharm’s request, if this Agreement is terminated by Company pursuant to Sections 13.2, Company shall negotiate in good faith a grant by Company or its Affiliates to KemPharm of a milestone (including an up-front payment) and royalty-bearing license in the Field under any Company IP necessary to make, have made, import, use, offer to sell and sell such Product(s). Such license shall contain such customary representations, warranties, covenants and agreements satisfactory in form and substance to the Parties and their legal advisors as are necessary or appropriate for transactions of this type. For the avoidance of doubt, such obligation to negotiate in good faith does not impose on either Party an obligation to enter into an agreement for the grant of such a license if the Parties cannot agree through such good faith negotiations on the terms and conditions of such license.

(b) Regulatory Materials; Data. If this Agreement is terminated by KemPharm pursuant to Section 13.3, 13.4, or 13.5, Company shall transfer and assign to KemPharm or its designee all Regulatory Materials, including Regulatory Approvals, prepared or obtained by or on behalf of Company prior to the date of such termination to the extent solely related to such Product(s) and country(ies) and to the extent such transfer and assignment is possible under applicable Law in the Territory. Company shall also promptly transfer and/or assign to KemPharm all Data, including pharmacovigilance data, generated under this Agreement (whether generated by or on behalf of KemPharm or Company), in Company’s Control as of the effective date of termination to the extent solely related to such Product(s) and country(ies). Company shall have the right to retain one copy of such transferred Regulatory Materials and Data for record-keeping purposes. In addition, each Party shall promptly return or destroy, at the other Party’s election, all Confidential Information of such Party.

(c) Transition Assistance. Except to the extent this Agreement is terminated by Company pursuant to Section 13.2, 13.4 or 13.5 and to the extent not prohibited by Law, Company shall wind down any ongoing clinical trials with respect to such Product(s) or, at KemPharm’s option and upon KemPharm’s request, provide such assistance as may be reasonably necessary for KemPharm to assume responsibility for the conduct of such clinical trials. Additionally, Company shall provide KemPharm with copies of any promotional and marketing materials generated by or on behalf of Company with respect to the Products prior to the effective date of early termination, except to the extent this Agreement is terminated by Company pursuant to Section 13.2, 13.4 or 13.5.

(d) Cost. If this Agreement is terminated by KemPharm pursuant to Section [*****], Company shall bear its own costs incurred under Sections [*****]; otherwise KemPharm shall reimburse Company for all such costs.

(e) Inventory. KemPharm shall have the right, but not the obligation to purchase any and all of the inventory of the Products, including any samples and/or ingredients, held by Company or its Affiliates or Sublicensees as of the date of termination, at a price equal to [*****].

(f) Partial Termination. For the avoidance of doubt, if this Agreement is terminated with respect to only one or more Product(s) or country(ies), then this Section 13.7 shall apply only to such terminated Product(s) or country(ies).

(g) Survival of Sublicenses. Upon any termination of this Agreement, each of Company’s Sublicensees shall continue to have the rights and license set forth in its sublicense agreements, which agreements shall be automatically assigned to KemPharm; provided, however, that such Sublicensee is not then in breach of any of its material obligations under its sublicense agreement.

(h) Diligence Obligations. Immediately following Company’s notification of termination to KemPharm pursuant to Sections 13.2 or 13.4(a), the diligence obligations in Section 4.2 and Section 6.4 shall no longer apply and Company shall have the right to wind-down all then on-going Development, manufacturing and/or Commercialization activities.

13.7 Survival. Termination or expiration of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration. Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: Articles 1, 8 (only with respect to any payment obligations that accrued prior to the date of termination or expiration), 11, 12 (for the period of time referenced in Section 12.1), 14, and 15, and Sections 9.1, 10.5, 13.6, 13.7 and 13.8.

13.8 Accrued Liabilities; Termination Not Sole Remedy. Expiration or termination of this Agreement shall not relieve the Parties of any liability that accrued hereunder prior to the effective date of such termination. In addition, termination is not the sole remedy under this Agreement and, whether or not termination is affected and notwithstanding anything contained in this Agreement to the contrary, all other remedies under this Agreement or at Law or in equity shall remain available, except as agreed to otherwise herein.

ARTICLE 14

DISPUTE RESOLUTION

14.1 Disputes; Internal Resolution. The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation. To accomplish this objective, the Parties agree that, if a dispute arises under this Agreement with respect to which a Party does not have final decision-making authority pursuant to Section 3.5, and the Parties are unable to resolve such dispute within [*****] days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Executive Officers for attempted resolution by good faith negotiations within [*****] days after such notice is received, which shall include at least one (1) in person meeting of the Executive Officers within [*****] days after such notice is received. If the dispute is not resolved within such [*****] days, either Party may resolve such dispute in accordance with Section 14.2.

14.2 Governing Law. Resolution of all disputes and any remedies relating thereto, shall be governed by and construed under the laws of the State of Delaware, U.S., without giving effect to any choice of law principles that would require the application of the laws of a different state. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware for any matter arising out of or relating to this Agreement and the transactions contemplated hereby and agrees not to commence any litigation relating thereto except in such courts. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any matter arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such matter brought in any such court has been brought in an inconvenient forum.

ARTICLE 15

MISCELLANEOUS

15.1 Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including any pre-existing confidentiality agreement between the Parties related to the subject matter of this Agreement. The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations under the Confidentiality Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

15.2 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the applicable Party, which may include an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery.

15.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable courier service, or (b) [*****] Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to KemPharm:	KemPharm, Inc.
2500 1180 Celebration Blvd., Suite 103
Celebration, Florida 34747
Attn: R. LaDuane Clifton, CFO, Secretary and Treasurer

with copies to, which shall not constitute notice:

Cooley LLP
One Freedom Square
Reston, VA 20190-5656
Attn: Brent Siler, Esq.

If to Company:	Boston Pharmaceuticals Holdings SA
1 Avenue Giuseppe-Motta 31-37
c/o Bemido SA, 1202
Genève, Switzerland

with copies to, which shall not constitute notice:

Gurnet Point Capital
55 Cambridge Parkway, Suite 401
Cambridge, MA, 02142
Attn: James Singleton, Esq.

And

Gunderson Dettmer LLP
One Marina Park Drive
Suite 900
Boston, MA 02110
Attn: Timothy H. Ehrlich, Esq.

15.4 No Strict Construction; Headings. This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. Except where the context otherwise requires, the use of any gender shall be applicable to all genders.

15.5 Assignment.

(a) Except as set forth in this Section 15.5, neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that either Party may make such an assignment without the other Party’s express written consent to its Affiliates or its successor in interest to all or substantially all of its business or asset to which this Agreement relates. Notwithstanding the foregoing, Company acknowledges and consents to the collateral assignment by KemPharm of all of its rights under this Agreement to DPDF in accordance with the Facility Agreement Documents.

(b) KemPharm shall not assign or transfer any Licensed IP or its interest in any Joint IP to any of its Affiliates or any Third Party without the prior written consent of Company, except (i) to a Person to whom the rights or obligations hereunder are assigned by KemPharm in accordance with the first sentence of Section 15.5(a), or (ii) pursuant to the Facility Agreement Documents (the security interests in the Licensed IP granted to DPDF pursuant to the Facility Agreement Documents being hereby acknowledged by Company).

(c) Without limiting the foregoing, if KemPharm either receives a bona fide offer that its Board of Directors intends to accept, or the Board of Directors of KemPharm decides to sell, assign, contribute, convey, grant or otherwise transfer to any Third Party (other than DPDF) or any of KemPharm’s Affiliates all or any of KemPharm’s rights to receive payment and the corresponding royalty reports under this Agreement (each a “Payment Assignment”), then, within [*****] Business Days after KemPharm’s receipt of, or the Board of Directors’ decision with respect to, such Payment Assignment, KemPharm shall provide Company with written notice (the “Payment Assignment Notice”) of the existence of such potential Payment Assignment. During the Exclusive Period (as defined below), Company shall have a right of first negotiation as follows: (a) KemPharm shall negotiate in good faith with Company regarding any Payment Assignment proposal which Company elects to deliver to KemPharm during such period, and (b) KemPharm shall not enter into a binding agreement regarding any Payment Assignment with any Third Party unless approved by Company in writing. “Exclusive Period” means the period (a) beginning on [*****] and (b) ending [*****] days after the date that KemPharm has delivered the Payment Assignment Notice to Company. KemPharm shall not enter into any binding agreement with any Third Party regarding a Payment Assignment until after its compliance with this Section 15.5(c) for the Exclusive Period. If KemPharm and Company do not enter into a binding agreement with respect to a Payment Assignment within the Exclusive Period, then KemPharm may pursue the Payment Assignment with any Third Party, including the Third Party that triggered the Payment Assignment Notice, if applicable, for a period of [*****] months following the end of the Exclusive Period. Prior to executing any definitive agreement with such Third Party in regards to any Payment Assignment,

KemPharm shall provide Company with a written summary of the material terms of the offer proposed by such Third Party and Company shall have [*****] Business Days following receipt of such written summary from KemPharm to notify KemPharm whether or not Company agrees to enter into the Payment Assignment with KemPharm on the same economic terms as offered by such Third Party (“Payment ROFR”). If Company exercises its Payment ROFR in a timely manner, then the Parties will execute such documents, including (as necessary) an amendment to this Agreement, to memorialize the Payment Assignment. If Company fails to exercise its Payment ROFR, then KemPharm will be free to continue to pursue the original Payment Assignment with the original Third Party that triggered the original Payment Assignment Notice for the duration of such [*****] month period. If KemPharm receives an additional Payment Assignment from a new Third Party during the [*****] month period described above, or KemPharm does not enter into a Payment Assignment transaction with the original Third Party that triggered the Payment Assignment Notice within the aforementioned [*****] month period and subsequently receives a bona fide offer for a Payment Assignment from a different Third Party that the KemPharm Board of Directors intends to accept, then KemPharm shall deliver an additional Payment Assignment Notice to Company and a new Exclusive Period shall commerce upon such delivery with regard to such new Third Party. Company agrees that in connection with any Payment Assignment, unless otherwise prohibited by Law, upon written notice from KemPharm, Company will deliver any future payments contemplated by this Agreement, together with the royalty reports contemplated by Section 8.5(e) of this Agreement, to the extent and in accordance with the directions in such written notice. For the avoidance of doubt, (i) nothing contained in this Section 15.5(c) shall constitute any approval of, or consent to, any Payment Assignment, to the extent such Payment Assignment would be prohibited under the Facility Agreement Documents, and (ii) the provisions of this Section 15.5(c) shall not apply to any transfer or assignment effected pursuant to the Facility Agreement Documents (or the security interests granted thereunder).

(d) Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.5 shall be null, void and of no legal effect.

15.6 Change of Control. In the event of a Change of Control of KemPharm in which a Company Competitor acquires control (as defined in Section 1.3) of KemPharm, then as from the date of such Change of Control:

(a) Company shall cease to have any reporting obligations hereunder toward KemPharm or its successor entity, and in particular the obligations of Company under Section 4.7(b) shall no longer apply; and

(b) KemPharm or its successor entity shall promptly assign, and shall, as applicable, cause its Affiliates to promptly assign to Company, to the extent assignable, all right, title, and interest in, to and under the Licensed Patents, including the right to file, prosecute and maintain such Licensed Patents in the Territory, and provide Company with such assistance as Company shall request to effect such assignment; provided, however, that (i) all such Licensed Patents shall continue to be deemed Licensed Patents only for the purposes of Section 8.5 of this Agreement, and (ii) should this Agreement ever be terminated by Company pursuant to Section 13.2, subsequent to such an assignment pursuant to this Section 15.6(b), Company shall reassign, and shall, as applicable, cause its Affiliates to reassign, to KemPharm all right, title and interest in, to and under such Licensed Patents, including the right to file, prosecute and maintain such Licensed Patents in all the countries of the Territory, and provide KemPharm with such assistance as KemPharm shall reasonably request to effect such reassignment.

15.7 Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

15.8 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.9 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.10 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

15.11 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

15.12 English Language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

15.13 Interpretation. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions. Unless the context otherwise requires, countries shall include territories.

15.14 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Signature Page Follows}

IN WITNESS WHEREOF, the Parties have executed this Collaboration and License Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

KEMPHARM, INC. (“KemPharm”)		BOSTON PHARMACEUTICALS HOLDINGS SA (“Company”)

By:	/s/ Travis C. Mickle	By:	/s/ Christopher Viehbacher
Name:	Travis C. Mickle, Ph.D.	Name:	Christopher Viehbacher
Title:	President and Chief Executive Officer	Title:	Director

		By:	/s/ Frederic Boder
		Name:	Frederic Boder
		Title:	Director

{Signature Page to Collaboration and License Agreement}

LIST OF EXHIBITS

Exhibit A:	Licensed Patents
Exhibit B:	Initial Product Development Plan for KP415
Exhibit C:	Form of Proof of Concept Report and Data Package
Exhibit D:	KemPharm Product Marks
Exhibit E:	List of Pre-Approved CROs
Exhibit F:	Key Employees

Exhibit A

Licensed Patents

[*****]

Exhibit B

Initial Product Development Plan for KP415

[*****]

Exhibit C

Form of Proof of Concept Report and Data Package

[*****]

Exhibit D

KemPharm Product Marks

[*****]

Exhibit E

List of Pre-Approved CROs

[*****]

Exhibit F

Key Employees

[*****]